Exhibit 99(a)-1

Pemco Aviation Group, Inc.
1943 North 50th Street
Birmingham, Al 35212

To the Holders of Our Common Stock:

Enclosed are materials relating to our offer to exchange up to $44,000,000 aggregate principal amount of our 12% Senior Subordinated Notes due 2009 (the “Notes”) for up to 2,000,000 shares of our common stock, par value $0.0001 per share (“Common Stock”), as described in the enclosed Offering Circular dated November 12, 2002 (the “Exchange Offer”).

This exchange would be made on the following basis:

$22.00 PRINCIPAL AMOUNT OF NOTES FOR EACH SHARE OF COMMON STOCK

Interest on the Notes will accrue from their date of issuance, and will be payable in cash semiannually on each December 1 and June 1, commencing June 1, 2003, until the Notes are paid in full.

The principal purposes of the Exchange Offer are (i) to reduce our outstanding equity thereby offering our remaining stockholders the opportunity to own a greater percentage of our Common Stock and the potential for increased earnings per share in the future, and (ii) to provide holders of our Common Stock electing to participate in the Exchange Offer with an opportunity to own an income producing security ranking senior to our Common Stock with a principal amount at a substantial premium to the market price of our Common Stock prior to our public announcement of our intention to commence the Exchange Offer. The exchange ratio of $22.00 principal amount of Notes for each share of Common Stock tendered represents a premium of approximately 10% above our market price as reported on The Nasdaq National Market on November 7, 2002, approximately 30% above our market price on October 11, 2002, the last trading day prior to our public announcement of our intention to commence the Exchange Offer, and approximately 44% above the average of our market prices for the five trading days prior to our public announcement of our intention to commence the Exchange Offer. Our executive officers and directors have advised us that they and their affiliates do not intend to participate in the Exchange Offer.

PLEASE READ THE ENCLOSED MATERIALS CAREFULLY.

We make no recommendations as to whether any stockholders should tender any or all of such stockholders’ shares of Common Stock pursuant to the Exchange Offer. Each stockholder must make his, her or its own decision whether to tender shares of Common Stock and, if so, how many shares to tender.

For further assistance or additional copies of any of the enclosed materials, please call Georgeson Shareholder at (212) 440-9800 or (866) 423-4877 (toll free).

Very truly yours,

RONALD A. ARAMINI
President and Chief Executive Officer
Pemco Aviation Group, Inc.
November 12, 2002
Birmingham, Alabama

Pemco Aviation Group, Inc.
Offer to Exchange
up to $44,000,000 aggregate principal amount of its
12% Senior Subordinated Notes due 2009
for up to 2,000,000 shares of its
Common Stock

Pemco Aviation Group, Inc., a Delaware corporation (the “Company”), hereby offers to exchange, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal (which together constitute the “Exchange Offer”), up to $44,000,000 aggregate principal amount of its 12% Senior Subordinated Notes due 2009 (the “Notes”) for up to 2,000,000 shares (“Shares”) of its common stock, $0.0001 par value per share (“Common Stock”) on the basis of $22.00 principal amount of Notes for each share of Common Stock.

On November 7, 2002, the closing price of the Common Stock as reported on The Nasdaq National Market (“Nasdaq”) was $20.02, on October 11, 2002, the last trading day prior to the Company’s public announcement of its intention to commence the Exchange Offer, the closing price of the Common Stock as reported on Nasdaq was $16.89, and for the five trading days prior to the Company’s public announcement of its intention to commence the Exchange Offer, the average closing price of the Common Stock as reported on Nasdaq was $15.27. For a further description of the Common Stock, see “Description of Capital Stock.” The Company has not applied for listing of the Notes for trading on a securities exchange. Therefore, there is no assurance that a liquid trading market will develop for the Notes. If a trading market does develop, there can be no assurance as to any price at which the Notes will trade. See “Risk Factors—By Exchanging Common Stock for the Notes, Tendering Stockholders Will Lose Rights Associated with Their Common Stock.”

The Notes will be unsecured obligations of the Company subordinated and subject in right of payment to all existing and future senior indebtedness of the Company. As of September 30, 2002, the Company’s consolidated outstanding senior indebtedness aggregated approximately $18.3 million, including indebtedness of the Company’s subsidiaries aggregating approximately $18.0 million. In addition, the Company’s subsidiaries had approximately $29.8 million of trade payables and other liabilities outstanding. The Notes will bear interest at 12% per annum from their date of issuance, and will be payable in cash semiannually on each December 1 and June 1, commencing June 1, 2003, until the Notes are paid in full. The Company will be required to repay the principal amount of the Notes on December 1, 2009. The Notes will be redeemable, at the Company’s option, in whole at any time or in part from time to time, at the principal amount to be redeemed plus accrued and unpaid interest thereon to the redemption date. The Notes will be issued pursuant to an Indenture between the Company and SouthTrust Bank, as Trustee (the “Indenture”). The Company will be subject to certain financial covenants as more fully described in the Indenture. See “Description of Notes.”

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, DECEMBER 10, 2002, UNLESS EXTENDED.

The Company will accept up to 2,000,000 Shares if tendered (representing approximately 53% of the shares of Common Stock outstanding as of November 7, 2002). If more than 2,000,000 Shares of Common Stock are tendered, the Company will accept no more than 2,000,000 of the tendered Shares, to be allocated among tendering stockholders on a pro rata basis. The Exchange Offer is contingent upon the tender of at least 750,000 Shares of Common Stock. If less than 750,000 Shares of Common Stock are tendered, the Company will accept none of the Shares tendered. The Exchange Offer is subject to a number of additional conditions as described herein and may be amended or withdrawn in certain circumstances. See “The Exchange Offer—Conditions to and Amendment and Termination of the Exchange Offer.”

THESE SECURITIES ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. THE COMMISSION DOES NOT PASS UPON THE MERITS OF ANY SECURITIES NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE.

The date of this Offering Circular is November 12, 2002.

For a discussion of certain risks and other factors to be considered in connection with the Exchange Offer, see “Risk Factors” beginning on page 5.

The Company, its Board of Directors and its executive officers make no recommendations as to whether any stockholders should tender any or all of such stockholders’ Shares pursuant to the Exchange Offer. Each stockholder must make his, her or its own decision whether to tender Shares of Common Stock and, if so, how many Shares to tender. The executive officers and directors of the Company have advised the Company that they and their affiliates do not intend to participate in the Exchange Offer.

The Company has made no arrangements for and has no understanding with any dealer, salesman or other person regarding the solicitation of tenders hereunder, and no person has been authorized to give any information or to make any representation not contained in this Offering Circular in connection with the Exchange Offer, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. Neither the delivery of this Offering Circular nor any exchange or sale shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given.

This Offering Circular does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or buy, any securities other than the securities covered by this Offering Circular by the Company or any other person, or any such offer or solicitation of such securities by the Company or any such other person in any state or other jurisdiction to any person to whom it is unlawful to make any such offer or solicitation. In any state or other jurisdiction where it is required that the securities offered by this Offering Circular be qualified for offering or that the offering be approved pursuant to tender offer statutes in such state or jurisdiction, no offer is hereby being made to, and tenders will not be accepted from residents of any such state or jurisdiction unless and until such requirements have been satisfied.

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BUSINESS	30
DESCRIPTION OF CAPITAL STOCK	33
EXECUTIVE OFFICER AND DIRECTOR BENEFICIAL OWNERSHIP	34
DESCRIPTION OF NOTES	35
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	61

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AVAILABLE INFORMATION

Georgeson Shareholder will act as Information Agent in connection with the Exchange Offer. For further assistance or additional copies of documents call the Information Agent at (212) 440-9800 or (866) 423-4877 (toll free) or write to the Information Agent at: Georgeson Shareholder, 17 State Street, 10th Floor, New York, New York 10004, Attention: Mark Schenck. See “The Exchange Offer—Information Agent.”

The Company is subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. In addition, the Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information filed electronically by the Company with the Commission which can be accessed over the Internet at http:\\www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission are hereby incorporated by reference into this Offering Circular:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

•	The Company’s Quarterly Reports on Form 10-Q for the quarters ended September 30, June 30 and March 31, 2002;

•	The Company’s Current Reports on Form 8-K filed with the Commission on July 10, 2002 and August 14, 2002; and

•	The Company’s Notice and Proxy Statement dated April 16, 2002.

If any statement contained in any of the foregoing documents is modified or superseded by a statement in this Offering Circular or in any document subsequently filed and incorporated by reference herein, the statement in any such foregoing document will be deemed for the purposes of this Offering Circular to have been modified or superseded by such statement in this Offering Circular or subsequently filed document, and the statement in any such foregoing document is incorporated by reference herein only as modified or to the extent it is not superseded. All documents subsequently filed by the Company during the period of the Exchange Offer pursuant to Sections 13, 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference in and made a part of this Offering Circular from the date of filing such documents.

SUMMARY TERM SHEET OF THE EXCHANGE OFFER

The following is a summary of certain features of the Exchange Offer and other matters, and all statements contained herein are qualified in their entirety by reference to the more detailed information and financial statements hereinafter set forth. When used in this Offering Circular, the terms “Company,” “we,” “our,” “ours” and “us” refer to Pemco Aviation Group, Inc. and its consolidated subsidiaries, unless otherwise specified or the context requires otherwise. When used in this Offering Circular, the term “Pemco” refers to Pemco Aviation Group, Inc. and not to any of its subsidiaries.

Who are we?

We are a diversified aviation and aerospace company composed of three operating groups: Government Services, Commercial Services, and Manufacturing and Overhaul. Our primary business is providing aircraft maintenance and modification services, including complete airframe inspection, maintenance, repair and custom airframe design and modification. For additional information about our business and certain recent developments, see “Business.”

What is the purpose of the Exchange Offer?

The principal purposes of the Exchange Offer are (i) to reduce our outstanding equity thereby offering our remaining stockholders the opportunity to own a greater percentage of our Common Stock and the potential for increased earnings per share in the future, and (ii) to provide holders of our Common Stock electing to participate in the Exchange Offer with an opportunity to own an income producing security ranking senior to our Common Stock with a principal amount at a substantial premium to the market price of our Common Stock prior to our public announcement of our intention to commence the Exchange Offer. Holders of shares of Common Stock electing to participate in the Exchange Offer should consider the additional considerations set forth herein under the heading “Purposes and Effect of the Exchange Offer.”

How long will I have to tender my Common Stock?

You may tender shares of our Common Stock until 5:00 p.m., New York City time, on December 10, 2002, unless we extend the Exchange Offer. See “The Exchange Offer — Expiration Time, Extensions, Termination and Amendments.”

What will I receive in exchange for my Common Stock?

You will receive $22.00 principal amount of our Senior Subordinated Notes due 2009 for each share of Common Stock validly tendered. See “The Exchange Offer — General” and “Description of Notes.”

Will I receive a premium for tendering my Common Stock?

Whether you will receive a premium for tendering shares of Common Stock will depend on the market value of our Common Stock on the date the Exchange Offer is completed. On November 7, 2002, the closing per share price of our Common Stock on Nasdaq was $20.02, on October 11, 2002, the last trading day prior to our public announcement of our intention to commence the Exchange Offer, the closing per share price of our Common Stock on Nasdaq was $16.89, and for the five trading days prior to our public announcement of our intention to commence the Exchange Offer, the average closing price of our Common Stock as reported on Nasdaq was $15.27. The exchange ratio of $22.00 principal amount of Notes for each share of Common Stock tendered represents a premium of approximately 10% above our market price as reported on Nasdaq on November 7, 2002, approximately 30% above our market price as reported on Nasdaq on October 11, 2002, the last trading day prior to our public announcement of our intention to commence the Exchange Offer, and approximately 44% above the average closing price as reported on Nasdaq for the five trading days prior to our public announcement of our intention to commence the Exchange Offer. See “Purposes and Effect of the Exchange Offer.”

Is there a minimum or maximum number of shares of Common Stock you will accept in the Exchange Offer?

We will accept up to 2,000,000 shares of our Common Stock in the Exchange Offer. This represents approximately 53% of our outstanding Common Stock as of November 7, 2002. If less than 750,000 shares of Common Stock are duly tendered, we will not accept any of the shares tendered. If more than 2,000,000 shares of Common Stock are tendered, we will only accept 2,000,000 shares of Common Stock, to be allocated among the tendering stockholders on a pro rata basis. The Exchange Offer is also subject to a number of other conditions more fully described under the heading “The Exchange Offer—Conditions to and Amendment and Termination of the Exchange Offer.”

Will the Company’s officers and directors be participating in the Exchange Offer?

Our executive officers and directors have advised us that they and their affiliates do not intend to participate in the Exchange Offer.

How do I tender my Common Stock?

If you wish to tender into the Exchange Offer and your shares of Common Stock are registered in your name, you must complete the accompanying Letter of Transmittal, and send the Letter of Transmittal, the shares of Common Stock you want to tender, and other required documents to Computershare Trust Company, the Exchange Agent. If your shares of Common Stock are registered in the name of a broker, dealer, bank, trust company, or other nominee, you must contact that institution to tender such shares. You can make physical delivery of your shares of Common Stock up to three Nasdaq trading days after the expiration of the offer if you follow our guaranteed delivery procedures. We will also accept confirmation of book-entry transfers of the shares of Common Stock if delivered to the Exchange Agent’s account at The Depository Trust Company in a timely fashion. See “Exchange Offer—How to Tender.”

Will I be able to withdraw shares of Common Stock that I tender into the Exchange Offer?

You can withdraw tenders of shares of Common Stock pursuant to the Exchange Offer prior to 5:00 p.m., New York City time, on December 10, 2002 or if we have not previously accepted such shares for exchange, after January 9, 2003. Except for these rights of withdrawal, all tenders are irrevocable. See “The Exchange Offer—Withdrawal Rights.”

When will I receive Notes in exchange for my Common Stock tendered?

We will deliver Notes in exchange for shares of Common Stock that you tender as soon as practicable after the expiration of the Exchange Offer. See “The Exchange Offer—Acceptance of Shares for Exchange; Delivery of Notes to be Exchanged.”

What are the principal terms of the Notes I will receive in exchange for my Common Stock?

Interest on the Notes will accrue at 12% per annum from date of issuance, payable in cash semiannually on December 1 and June 1 of each year, beginning June 1, 2003. The Notes will mature on December 1, 2009. We can redeem all or any part of the Notes at any time at the principal amount to be redeemed plus accrued and unpaid interest to the redemption date. The Notes will be subordinate to all our existing and future senior indebtedness. As of September 30, 2002, our consolidated senior indebtedness aggregated approximately $18.3 million, including indebtedness of our subsidiaries of approximately $18.0 million. In addition, our subsidiaries had approximately $29.8 million of trade payables and other liabilities outstanding. We will issue the Notes under an Indenture between us and SouthTrust Bank, as Trustee. We will be subject to financial covenants under the Indenture. See “Description of Notes.”

Will the Notes be listed for trading on a securities exchange?

We have not applied to list the Notes for trading on a securities exchange. Therefore, there is no assurance that a liquid trading market will develop for the Notes. If a trading market does develop, we cannot assure you as to any price at which the Notes will trade. See “Risk Factors—By Exchanging Common Stock for the Notes, Tendering Stockholders Will Lose Rights Associated with Their Common Stock.”

Will the Exchange Offer affect trading of the Common Stock on Nasdaq?

We expect that following the Exchange Offer we will comply with all applicable listing and maintenance requirements imposed by Nasdaq. Historically, however, there has been low public float of our Common Stock and the trading market for our Common Stock on Nasdaq has been characterized by relatively low trading volumes. Following the Exchange Offer, even though we expect that our Common Stock will continue to be quoted on Nasdaq, we cannot assure you that a liquid market to trade our Common Stock will exist.

Will the Notes be registered with the Securities and Exchange Commission?

In making the Exchange Offer, we are relying on the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 3(a)(9) of that Act for the Notes. Under that exemption, if the Common Stock tendered is freely tradable, the Notes received in the Exchange Offer will be freely tradable. If the Common Stock tendered in the Exchange Offer is restricted, the Notes will be restricted to the same degree. See “The Exchange Offer—Exemption from Registration Requirements.”

Who will serve as the Exchange Agent in connection with the Exchange Offer?

Computershare Trust Company will serve as the Exchange Agent for the Exchange Offer. See “The Exchange Offer—Exchange Agent.”

Who will serve as the Information Agent in connection with the Exchange Offer?

Georgeson Shareholder will serve as the Information Agent in connection with the Exchange Offer. The Information Agent’s telephone number is (212) 440-9800 or (866) 423-4877 (toll-free). See “The Exchange Offer—Information Agent.”

What are the tax consequences if I tender my Common Stock?

The exchange of shares of Common Stock for Notes by a tendering stockholder will be a taxable event treated for United States federal income tax purposes as either (i) a sale or exchange of the stockholder’s Shares or (ii) a deemed distribution of property by us with respect to such shares. Stated interest on the Notes will be taxable as ordinary income to holders of Notes at the time such amounts are received or accrued in accordance with the holder’s method of accounting. Additionally, the Notes may be issued with significant original issue discount (“OID”). As a consequence of the rules governing OID, holders of Notes may be required to recognize significant amounts of ordinary income in advance of receipt of the cash payments to which the income is attributable for United States federal income tax purposes. See “Certain United States Federal Income Tax Consequences” for a discussion of certain federal income tax consequences associated with the Exchange Offer and the ownership of Notes, and “Risk Factors—Certain United States Federal Income Tax Risks.”

RISK FACTORS

Investment in the Notes is subject to certain risks and other factors, including but not limited to those set forth below. In considering the Exchange Offer, an investor should carefully consider the following risk factors, as well as the risk factors appearing in the Company’s filings with the Commission and incorporated herein by reference, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and all other information appearing in this Offering Circular, as well as his or her particular financial circumstances, investment objectives and tax situation.

The Exchange Offer will Create Increased Leverage and Debt Service Obligations for the Company, Which May Adversely Effect the Company’s Continued Operations

Following the Exchange Offer, the Company will be more highly leveraged and will have substantial additional debt service obligations in addition to operating expenses and planned capital expenditures. At September 30, 2002, as adjusted to give effect to the issuance of the maximum $44,000,000 principal amount of the Notes, the total indebtedness of the Company would have been approximately $62.3 million. Assuming the issuance of the maximum $44,000,000 principal amount of the Notes pursuant to the Exchange Offer, the Company would incur additional debt service obligations of approximately $5.28 million annually.

The Company’s increased level of indebtedness may have several important effects on its future operations, including, without limitation, (i) a substantial portion of the Company’s cash flow from operations must be dedicated to the payment of interest and principal on its indebtedness, reducing the funds available for operations and for capital expenditures, including acquisitions, (ii) covenants contained in the Indenture may limit its ability to borrow additional funds or to dispose of assets, and may affect the Company’s flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities, (iii) the Company’s leveraged position will substantially increase its vulnerability to adverse changes in general economic, industry and competitive conditions, and (iv) the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited. The Company’s ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company’s future performance, which will be subject to general economic, industry and competitive conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control, or its ability to raise additional equity. There can be no assurance that the Company’s business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required, among other things, to seek additional financing in the debt or equity markets, to refinance or restructure all or a portion of its indebtedness, including the Notes, to sell selected assets, or to reduce or delay planned capital expenditures and growth or business strategies. There can be no assurance that any such measures would be sufficient to enable the Company to service its debt, or that any of these measures could be effected on satisfactory terms, if at all.

If the Company fails to pay any required payment of interest or principal with respect to the Notes on a timely basis, such failure will constitute a default under the terms of the Indenture. An event of default under the Indenture also may trigger an event of default under certain other existing obligations of the Company, including its senior bank credit facility. As a result, the incurrence of additional debt resulting from the Exchange Offer will increase the risk of possible default by the Company with respect to its current and future obligations. Additionally, the Indenture contains restrictive covenants that will limit the Company’s ability to engage in activities that may be in its long-term best interests. The Company’s failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of some or all of the Company’s debts.

Your Right to Receive Payments on the Notes is Junior to Pemco’s Existing Indebtedness and Possibly all of its Future Borrowings

The Notes rank behind all of Pemco’s existing indebtedness (other than trade payables) and all of its future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the Notes. As a result, upon any distribution to Pemco’s creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to Pemco or its property, the holders of Pemco’s senior debt will be entitled to be paid in full and before any payment may be made with respect to the Notes.

In addition, all payments on the Notes will be blocked in the event of a payment default on senior debt. In the event of non-payment default on senior debt, (i) principal payments will be blocked and (ii) interest payments may be blocked for up to 179 of 360 consecutive days.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to Pemco, holders of the Notes will participate with trade creditors of Pemco and all other holders of Pemco’s subordinated indebtedness in the assets remaining after Pemco has paid all of its senior debt. However, because the Indenture requires that amounts otherwise payable to holders of the Notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the Notes may receive less, ratably, than holders of Pemco trade payables in any such proceeding. In any of these cases, Pemco may not have sufficient funds to pay all of its creditors and holders of Notes may receive less, ratably, than the holders of Pemco’s senior debt.

Assuming Pemco had completed this Exchange Offer on September 30, 2002, the Notes would have been subordinated to $18.2 million of senior debt of Pemco. Although the Indenture under which the Notes will be issued contains limitations on Pemco’s incurrence of indebtedness, Pemco will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the Indenture.

The Notes Will be Effectively Subordinated to the Debts of Pemco’s Subsidiaries

Pemco has limited operations of its own and derives substantially all of its revenue and cash flow from its subsidiaries. None of Pemco’s subsidiaries will guarantee the Notes. Creditors of Pemco’s subsidiaries (including trade creditors) will generally be entitled to payment from the assets of those subsidiaries before those assets can be distributed to Pemco. As a result, the Notes will effectively be subordinated to the prior payment of all of the debts (including trade payables) of Pemco’s subsidiaries.

Assuming Pemco had completed this Exchange Offer on September 30, 2002, on an as adjusted basis after giving effect to the Exchange Offer, the aggregate amount of indebtedness and other liabilities (including trade payables) of Pemco’s subsidiaries would have been approximately $29.8 million. There can be no assurance that Pemco’s subsidiaries who have their debt accelerated will be able to repay such indebtedness. There can also be no assurance that Pemco’s assets and its subsidiaries’ assets will be sufficient to fully repay the Notes and Pemco’s and its subsidiaries’ other indebtedness.

The Exchange Offer May Lead to an Increased Percentage Of Shares Held by the Company’s Officers, Directors and Major Stockholders, Which May Limit Stockholders’ Ability to Influence Matters Requiring Stockholder Approval and Could Delay or Prevent a Change in Control, Which Could Prevent Stockholders From Realizing a Premium in the Market Price of Their Common Stock

As of November 7, 2002, the Company’s executive officers and directors and their affiliates beneficially owned (assuming exercise of all vested stock options) approximately 33% of the outstanding shares of the Company’s Common Stock. As of November 7, 2002, Special Value Investment

Management, LLC (“SVIM”), an entity controlled by Michael E. Tennenbaum, the Chairman of the Company’s Board of Directors, and its affiliates beneficially owned (assuming exercise of all vested stock options) approximately 20.6% of the outstanding shares of the Company’s Common Stock. The executive officers and directors of the Company have advised the Company that they and their affiliates do not intend to participate in the Exchange Offer. Assuming the minimum number of Shares are exchanged in the Exchange Offer, the Company’s executive officers and directors and their affiliates will beneficially own (assuming exercise of all vested stock options) approximately 40% of the Company’s outstanding shares of Common Stock, and SVIM and its affiliates will beneficially own (assuming exercise of all vested stock options) approximately 26% of the Company’s outstanding shares of Common Stock. Assuming the maximum number of Shares are exchanged in the Exchange Offer, the Company’s executive officers and directors and their affiliates will beneficially own (assuming exercise of all vested stock options) approximately 60% of the Company’s outstanding shares of Common Stock, and SVIM and its affiliates will beneficially own (assuming exercise of all vested stock options) approximately 43% of the Company’s outstanding shares of Common Stock.

As of November 7, 2002, Massachusetts Mutual Life Insurance Company and its affiliates (“MassMutual”) beneficially owned approximately 26% of the outstanding shares of the Company’s Common Stock. MassMutual has not advised the Company whether or not it intends to tender shares of Common Stock in the Exchange Offer.

A concentration of ownership of the Company’s Common Stock by the Company’s officers, directors and major stockholders may limit stockholders’ ability to influence matters requiring stockholder approval and may delay or prevent a change in control or discourage a potential acquiror from attempting to obtain control of the Company. This could cause the market price of the Company’s Common Stock to fall or prevent the stockholders from realizing a premium in the market price of the Company’s Common Stock in the event of an acquisition.

By Exchanging Common Stock for the Notes, Tendering Stockholders Will Lose Rights Associated with Their Common Stock

To the extent that stockholders exchange their Shares for Notes, they will be relinquishing certain rights available to holders of Common Stock in exchange for acquiring rights as holders of debt. Stockholders whose Shares are validly tendered and accepted for exchange will lose the right to share in any capital appreciation of the Company’s Common Stock, will not be entitled to vote upon any matters submitted to the Company’s stockholders, and will no longer be entitled to dividends paid, if any, on the Company’s Common Stock. In addition, the Company has not applied for listing of the Notes for trading on a securities exchange. Therefore, there is no assurance that a liquid trading market will develop for the Notes. If a trading market does develop, it is likely that trading in the Notes will be thin and that the liquidity of a tendering stockholder’s investment in the Company will be reduced.

The Market May View the Exchange Offer Unfavorably, Which May Adversely Effect the Market Price of the Common Stock and the Notes

If successful, the Exchange Offer will reduce the Company’s stockholders’ equity and increase its indebtedness, thereby increasing the Company’s debt to equity ratio and its debt service obligations. The market may regard these results unfavorably and the price of the Company’s Common Stock may be adversely affected. To the extent that the market does not regard the Exchange Offer as favorable, the market price, if any, of the Notes also could be adversely affected. In addition, although the Company believes that the Exchange Offer complies with all applicable listing and maintenance requirements imposed by Nasdaq, there can be no assurance that issues regarding the Common Stock’s listing status will not arise.

The Terms of the Notes were Determined by the Company and May Not be Fair From a Financial Point of View to Tendering Stockholders

The Company has determined the terms of the Notes. There can be no assurance that the terms of the Notes are fair from a financial point of view to tendering stockholders. In this regard, it is possible that if the Company were to issue subordinated debt in the capital markets, the interest rate on such debt could vary significantly from that of the Notes, and the financial and other covenants could also be significantly different. Stockholders who tender their Shares in exchange for Notes may not receive the same level of protection that typically would be afforded to holders of unsecured, non-investment grade subordinated debt issued by other similarly situated companies.

The Exchange Offer May Not Achieve a Desired Objective of Producing Increased Earnings Per Share on the Common Stock

Although one of the primary purposes of the Exchange Offer is to reduce the Company’s outstanding equity, thereby offering stockholders who do not participate in the Exchange Offer the potential for increased earnings per share in the future, the reduction in equity and corresponding increase in indebtedness could have a negative effect on earnings per share. In this regard, following the Exchange Offer, the Company expects that the Notes will be recorded at the fair market value of the Shares tendered in exchange as of the date the Shares are exchanged. If the fair market value is less than the $22.00 per share Exchange Offer rate, the difference would be amortized over the term of the Notes as additional interest expense, which would have a negative effect on earnings per share.

The Notes Have a Substantial Risk of Prepayment, Which Could Prevent Holders From Realizing Interest Income Associated with the Notes

The Notes are subject to redemption at the option of the Company in whole at any time or in part from time to time without penalty or premium upon notice to the holders of the Notes. As a result, the holders of the Notes will be subject to a risk of prepayment at a time when interest rates may be generally declining. In such case, holders of Notes that are redeemed who tendered their Shares to acquire an interest-bearing security will no longer have the right to receive interest and may be forced to reinvest the redemption proceeds in securities with a lower rate of interest.

The Exchange Offer Could be Deemed a Fraudulent Conveyance by a Court of Law, Which Could Result in Such Court Voiding All or a Portion of the Company’s Obligations to the Holders of the Notes

Various fraudulent conveyance laws enacted for the protection of creditors may apply to the issuance of the Notes. Under federal or state fraudulent transfer laws, if a court were to find that, at the time the Notes were issued, the Company (i) issued the Notes with the intent of hindering, delaying or defrauding current or future creditors or (ii) (A) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the Notes and (B) (1) was insolvent or was rendered insolvent or contemplated insolvency by reason of the issuance of the Notes, (2) was engaged, or about to engage, in a business or transaction for which its assets or capital were unreasonably small or (3) intended to incur, or believed (or should have believed) it would incur, debts beyond its ability to pay as such debts mature (as all of the foregoing terms are defined in or interpreted under such fraudulent transfer statutes), such court could void all or a portion of the Company’s obligations to the holders of the Notes, or void or subordinate the Company’s obligations to the holders of the Notes, and take other action detrimental to the holders of the Notes, including in certain circumstances, invalidating the Notes. In that event, repayment on the Notes may not be recovered by the holders of the Notes.

The definition of insolvency for purposes of the foregoing consideration varies among jurisdictions depending upon the federal or state law that is being applied in any such proceeding. Generally, however, the Company would be considered insolvent at the time it incurs the indebtedness constituting the Notes, if (i) the fair market value (or fair saleable value) of its assets is less than the amount required to pay its total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute or matured or (ii) it is incurring debts beyond its ability to pay as such debts mature. Based upon financial and other information, the Company believes that it is solvent and will continue to be solvent after issuing the Notes, will have sufficient capital for carrying on its business after such issuance and will be able to pay its debts as they mature. There can be no assurance, however, that a court passing on such standards would agree with the Company. There can also be no assurance as to what standard a court would apply in order to determine whether the Company was “insolvent” as of the date the Notes were issued, or that, regardless of the method of valuation, a court would not determine that the Company was insolvent on that date or otherwise agree with the Company with respect to the above standards.

The Exchange Offer is Subject to Certain Contingencies Which May Prevent its Consummation

The Exchange Offer is subject to certain contingencies that are not within the control of the Company. First, the Exchange Offer is subject to the condition that at least 750,000 Shares are validly tendered. If less than 750,000 Shares are validly tendered, the Company will accept none of the Shares and the Exchange Offer will be terminated or extended. In addition, the Exchange Offer requires qualification of the Indenture under the Trust Indenture Act and consent from the Company’s existing senior bank lender. The Company intends to refinance its existing senior bank debt with a new senior bank credit facility that would be in place prior to consummation of the Exchange Offer. There can be no assurance, however, that all required conditions, consents, or regulatory approvals will be obtained or achieved in a timely manner. Moreover, the Exchange Offer may be modified or withdrawn in certain circumstances subject to the discretion of the Company’s Board of Directors. See “The Exchange Offer—Conditions to and Amendment and Termination of the Exchange Offer” and “Business—Recent Developments.”

Certain United States Federal Income Tax Risks Associated with the Exchange Offer

Tax Consequences of Exchange Offer

The exchange of Shares for Notes by a tendering stockholder pursuant to the Exchange Offer will be a taxable event treated for United States federal income tax purposes as either (1) a sale or exchange of the stockholder’s Shares or (2) a deemed distribution of property by the Company with respect to such Shares.

Sale or exchange treatment will result if a tendering stockholder satisfies any of three tests under Section 302 of the Internal Revenue Code (the “Code”) which measure reductions in a stockholder’s overall equity interest. If treated as a sale or exchange, a stockholder should recognize gain or loss in an amount equal to the difference between (a) the “issue price” of the Notes, and (b) the stockholder’s adjusted tax basis of the Shares exchanged pursuant to the Exchange Offer. The Company believes the “issue price” of the Notes will equal the fair market value of the Shares as of the date of the Exchange.

If none of the Section 302 tests are satisfied, then to the extent of the Company’s current or accumulated “earnings and profits” (as determined for federal income tax purposes), a tendering stockholder will be treated as having received a dividend taxable as ordinary income in an amount equal to the fair market value of the Notes received without reduction for the adjusted tax basis of the Shares exchanged pursuant to the Exchange Offer. To the extent, if any, that the fair market value of the Notes exceeds the Company’s current and accumulated earnings and profits (as determined for federal income tax purposes), the excess will be treated first as a tax-free return of such stockholder’s tax basis in the Shares and thereafter as capital gain. Corporate stockholders receiving a dividend must assess the applicability of the dividends-received deduction to the extent applicable and the impact of Section 1059 of the Code governing “extraordinary dividends.”

The Company cannot predict whether or to what extent the Exchange Offer will be oversubscribed. If the Exchange Offer is oversubscribed, proration of the tenders pursuant to the Exchange Offer will cause the Company to accept fewer Shares than are tendered. Therefore, a stockholder can be given no assurance that a sufficient number of such stockholder’s Shares will be exchanged pursuant to the Exchange Offer to ensure that such exchange will satisfy one or more of the Section 302 tests and be treated as a sale, rather than as a dividend, for United States federal income tax purposes.

Because a tendering stockholder will receive no cash pursuant to the Exchange Offer, a stockholder will need to use other cash resources of the stockholder (including possible dispositions of the Notes) to satisfy any tax liability arising from an exchange of Shares for Notes.

See “Certain United States Federal Income Tax Consequences”—“Certain Federal Income Tax Consequences to Tendering Stockholders”—“Characterization of the Exchange” for the circumstances in which a sale or exchange treatment would apply as well as other relevant rules.

Interest on Notes—General

Depending upon a stockholder’s particular circumstances, the tax consequences of holding Notes may be less advantageous than the consequences of holding Shares because, for example, interest payments on the Notes will not be eligible for any dividends-received deduction that might otherwise be available to corporate stockholders.

Original Issue Discount on Notes

The Notes may be issued with significant “original issue discount” (“OID”) for United States federal income tax purposes. Consequently, holders of the Notes may be required to recognize significant amounts of ordinary income in advance of receipt of the cash payments to which the income is attributable for United States federal income tax consequences, regardless of the holders’ methods of accounting. See “Certain United States Federal Income Tax Consequences”—“Certain Federal Income Tax Consequences to Prospective Holders of Notes”—“Original Issue Discount on Notes” and—“Taxation of Original Issue Discount on Notes.”

Withholding for Non-United States Holders.

Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Exchange Agent will withhold United States federal income taxes equal to 30% of the gross payments payable to a Non-United States Holder or his agent unless the Exchange Agent determines that a reduced rate of withholding is available under a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Exchange Agent before the payment a properly completed and executed IRS Form W-8BEN (or successor form). To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business within the Untied States, a Non-United States Holder must deliver to the Exchange Agent a properly completed and executed IRS Form W-8ECI (or successor form).

A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States holder is qualified for a sale or exchange treatment or is otherwise able to establish that no tax or a reduced amount of tax is due.

STOCKHOLDERS CONTEMPLATING AN EXCHANGE OF SHARES FOR NOTES PURSUANT TO THE EXCHANGE OFFER ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX

CONSEQUENCES OF EXCHANGES MADE BY THEM PURSUANT TO THE EXCHANGE OFFER AS WELL AS THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES ASSOCIATED WITH THE OWNERSHIP OF NOTES RECEIVABLE IN THE EXCHANGE.

Forward Looking Statements

This Offering Circular contains certain forward looking statements. Additional written or oral forward looking statements may be made by the Company from time to time in filings with the Commission or otherwise. Such statements may include, but not be limited to, estimates of the value of the Company’s Common Stock, projections of revenues and other results of operations, capital expenditures, plans for future operations, financing needs or plans, the Company’s ability to service its debt obligations, and plans relating to products or services of the Company as well as assumptions relating to the foregoing. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward looking statements. Forward looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward looking statements. Statements in this Offering Circular, including those contained in the section entitled “Risk Factors,” and in the section entitled “Purposes and Effect of the Exchange Offer,” describe factors, among others, that could contribute to or cause such differences. The Company undertakes no obligation to update any forward looking statements. Sections 27A(b)(2)(C) of the Securities Act and 21E(b)(2)(C) of the Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with a tender offer such as this Exchange Offer. As such, forward looking statements made in connection with the Exchange Offer will not be eligible for the safe harbor protection.

THE EXCHANGE OFFER

General

The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange up to $44,000,000 aggregate principal amount of its Notes for up to 2,000,000 Shares of its outstanding Common Stock on the basis of $22.00 principal amount of Notes for each Share of Common Stock outstanding.

If more than 2,000,000 Shares are tendered, the Company will accept no more than 2,000,000 Shares of Common Stock, with Notes to be allocated among the tendering stockholders on a pro rata basis. If less than 750,000 Shares are tendered, the Company will not accept any of the Shares tendered and the Exchange Offer will be terminated, unless it is extended. The Exchange Offer is subject to a number of additional conditions. See “The Exchange Offer—Conditions to and Amendment and Termination of the Exchange Offer.”

Stockholders who do not tender will retain their Shares of Common Stock and stockholders who tender will receive Notes with the following rights compared to those associated with the ownership of Common Stock.

Common Stock	Notes

Equity; pro rata claim to assets of the Company after payment of all debt obligations, plus right to share in capital appreciation.
Debt; right to receive specified principal amount with a claim to assets of the Company senior to holders of equity, but subordinated to all other senior debt obligations of the Company, plus the right to receive interest, but no right to capital appreciation.

No interest payable on Common Stock; dividends are possible, although the Company has never paid cash dividends on its Common Stock and has no plans to do so in the foreseeable future.	Interest at 12% year annum, payable semiannually in cash, until redemption or maturity.

Voting rights on all matters submitted to stockholders.	No voting rights.

Shares are listed on Nasdaq and are subject to an established trading market, although the public float is relatively low, the historic trading activity has been thin, and price volatility has been significant.

The Company has not applied to list the Notes for trading on a securities exchange; there is no assurance that a liquid trading market in the Notes will develop. The Company would expect the market price of the Notes to be less volatile than the market price of the Common Stock.

The foregoing table is set forth for comparative purposes only and does not take into account all factors relating to a comparison of the Shares to the Notes, nor does it take into account any factors relating to the tax consequences of accepting the Exchange Offer. For a more complete description of the Notes and the Common Stock, see “Description of Notes” and “Description of Capital Stock.” See also “Certain United States Federal Income Tax Consequences.”

Tendering stockholders will not be obligated to pay brokerage commissions or fees or, subject to Instruction 9 of the Letter of Transmittal, transfer taxes with respect to the exchange of Shares for Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses of the Exchange Agent, the Information Agent, and the Trustee in connection with the Exchange Offer. See “The Exchange Offer—Payment of Expenses.”

No Executive Officer and Director Participation

The executive officers and directors of the Company have advised the Company that they and their affiliates do not intend to participate in the Exchange Offer.

Expiration Time, Extensions, Termination and Amendments

The Exchange Offer will terminate at 5:00 p.m., New York City time, on December 10, 2002, unless extended by the Company in its sole discretion. During any extension of the Exchange Offer, all Shares previously tendered and not yet exchanged will remain subject to the Exchange Offer (subject to withdrawal rights specified herein) and may be accepted for exchange by the Company. The later of 5:00 p.m., New York City time, on December 10, 2002, or the latest time and date to which the Exchange Offer may be extended, is referred to herein as the “Expiration Time.”

The Company expressly reserves the right, at any time or from time to time, to extend the period of time for which the Exchange Offer is to remain open by giving oral or written notice to the Exchange Agent of such extension prior to 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time. The Company also expressly reserves the right (i) to terminate the Exchange Offer and not accept for exchange any Shares not theretofore accepted for exchange upon the occurrence of any of the events set forth herein under “The Exchange Offer—Conditions to and Amendment and Termination of the Exchange Offer” or (ii) to amend the Exchange Offer. Any such extension, termination or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Without limiting the manner in which the Company may choose to make such public announcement, the Company shall not, unless otherwise required by law, have an obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

How to Tender

Except as set forth below, for a stockholder to duly tender Shares pursuant to the Exchange Offer, certificates representing the Shares (or a confirmation of a book-entry transfer of the Shares into the Exchange Agent’s account at The Depository Trust Company (“DTC”) as described below), together with a properly completed and duly executed Letter of Transmittal or manually signed facsimile thereof, with any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and any other required documents, must be transmitted to and received by the Exchange Agent on or prior to the Expiration Time at one of the addresses specified below under “The Exchange Offer—Exchange Agent.” LETTERS OF TRANSMITTAL AND CERTIFICATES REPRESENTING THE SHARES SHOULD NOT BE SENT TO THE COMPANY OR TO THE INFORMATION AGENT. Signatures on Letters of Transmittal need not be guaranteed by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (“NASD”) or by a commercial bank or trust company having an office in the United States (“Eligible Institution”), provided the Shares tendered pursuant thereto are tendered (i) by a registered holder of the Shares who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In all other cases, signatures must be guaranteed by an Eligible Institution. If Shares are registered in the name of a person other than the signer of the Letter of Transmittal, the certificates representing the Shares must be endorsed by, or be accompanied by, a written instrument or instruments of transfer or exchange in form satisfactory to the Company, duly executed by the registered holder, with the signature thereon guaranteed as aforesaid.

The Exchange Agent has established an account with respect to the Shares at DTC and any financial institution which is a participant in the DTC system may make book-entry delivery of the Shares by causing DTC to transfer such Shares into the Exchange Agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Exchange Agent’s account at DTC, the Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, or an Agent’s Message in the case of a book-entry thereof, and any other required documents, must in any case be transmitted to and received by the Exchange Agent prior to the Expiration Time at one of the addresses specified below under “The Exchange Offer—Exchange Agent,” or the guaranteed delivery procedure described below must be complied with. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Exchange Agent.

Tendering stockholders are required under federal income tax law to provide a correct Taxpayer Identification Number on a Substitute Form W-9, which is included, together with guidelines relating to the form, with the Letter of Transmittal. Failure to complete and return this Substitute Form W-9 to the Exchange Agent may subject a stockholder to a $50 penalty imposed by the Internal Revenue Service and will result in backup withholding of 30% on interest and other payments with respect to the Notes.

The method of delivery of certificates representing the Shares and all other required documents is at the election and risk of the tendering stockholder but delivery by registered mail with return receipt requested, properly insured, is recommended.

If a stockholder desires to tender Shares and certificates representing the Shares are not immediately available or time will not permit such holder’s Letter of Transmittal, certificates representing the Shares or other required documents to reach the Exchange Agent before the Expiration Time, such holder’s tender may be effected if:

(a) such tender is made through an Eligible Institution;

(b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Company, is received prior to the Expiration Time by the Exchange Agent as provided below; and

(c) the Common Stock Certificates (or a Book-Entry Confirmation) evidencing all tendered Common Stock, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal are received by the Exchange Agent within three Nasdaq trading days of the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which Nasdaq is open for business.

The acceptance by a stockholder of the Exchange Offer pursuant to one of the procedures set forth above will constitute an agreement between the stockholder and the Company in accordance with the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal.

The Company will accept Shares by giving notice thereof to the Exchange Agent.

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders not in proper form or the acceptance of which would, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any of the Shares. The Company’s interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final. No tender of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. Neither the Company, the Information Agent, the Exchange Agent nor any other person shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notification.

Withdrawal Rights

All tenders duly and validly made are irrevocable, except that Shares tendered pursuant to the Exchange Offer may be withdrawn prior to the Expiration Time, and, unless theretofore accepted for exchange as provided in the Exchange Offer, may also be withdrawn after 5:00 p.m., New York City time, on January 9, 2003.

To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be received by the Exchange Agent on a timely basis at one of the addresses specified under “The Exchange Offer—Exchange Agent.” Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the names in which the Shares are registered if different from that of the tendering stockholder and the number of Shares to be withdrawn. If certificates representing the Shares have been physically delivered to the Exchange Agent, then prior to the release of such certificates, the tendering stockholder must also submit the certificate number of the certificates representing the Shares to be withdrawn and the signature on such holder’s notice of withdrawal must be guaranteed by an Eligible Institution. If certificates representing the Shares have been delivered pursuant to the book-entry procedures set forth above under “The Exchange Offer—How to Tender,” any notice of withdrawal must specify the name and number of the participant’s account at DTC to be credited with the withdrawn Shares. All questions as to validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. Any Shares effectively withdrawn will be deemed not to have been duly tendered for purposes of the Exchange Offer.

None of the Company, the Exchange Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. However, the Exchange Agent will attempt to correct any defective tenders by contacting the tendering stockholder. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer. However, withdrawn Shares may be retendered by following one of the procedures described under “The Exchange Offer—How to Tender” at any time prior to the Expiration Time.

Acceptance of Shares for Exchange; Delivery of Notes to be Exchanged

Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Shares validly tendered and not withdrawn will be made promptly after the Expiration Time. For purposes of the Exchange Offer, the Company will be deemed to have accepted for exchange validly tendered Shares when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering stockholders for the purposes of receiving Notes from the Company and transmitting such securities to such stockholders. If the Company should extend the Exchange Offer or be delayed in consummation of the Exchange Offer for any reason, then, without prejudice to the Company’s rights under the Exchange Offer, the Exchange Agent acting on behalf of the Company may retain tendered Shares, and such Shares may not be withdrawn, subject to the withdrawal rights of tendering stockholders set forth above under “The Exchange Offer—Withdrawal Rights.” Tendered Shares not accepted for exchange by the Company because of an invalid tender, the termination of the Exchange Offer as a result of the existence of a condition set forth below under “The Exchange Offer—Conditions to and Amendment and Termination of the Exchange Offer,” or for any other reason, will be returned without expense to the tendering stockholders (or, in the case of Shares delivered by book-entry transfer within DTC, will be credited to the account maintained within DTC by the participant in the DTC system who delivered such Shares) as promptly as practicable following the expiration or termination of the Exchange Offer.

Delivery of Notes in exchange for Shares tendered pursuant to the Exchange Offer will be made by the Company to the Exchange Agent, as agent for the tendering stockholders, only after receipt by the Exchange Agent of certificates representing the tendered Shares (or confirmation of the book-entry transfer of such Shares into the Exchange Agent’s account at DTC), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), or an Agent’s Message, in the case of a book-entry transfer, and any other required documents.

Denominations

The Notes will be issued only in denominations of $1.00 and integral multiples thereof.

Proration if Shares Tendered Exceed Maximum

If stockholders tendering Shares validly tender more than 2,000,000 Shares, the Company will accept for exchange no more than 2,000,000 Shares. In such event, Notes will be allocated to tendering stockholders on a pro rata basis based on the number of Shares tendered by each tendering stockholder. The Company will accept from each tendering stockholder that number of Shares equal to 2,000,000 multiplied by a fraction, the numerator of which is the total number of Shares validly tendered by such tendering stockholder and the denominator of which is the total number of Shares validly tendered by all tendering stockholders. The number of Shares will be rounded up or down as nearly as practicable to result in the tender of whole Shares rather than fractional Shares. Any Shares not accepted by the Company as a result of the allocation described above will be returned promptly to the tendering stockholder.

Conditions to and Amendment and Termination of the Exchange Offer

The Exchange Offer is subject to the tender of a minimum of 750,000 Shares, and to the other conditions described below.

An application has been filed with the Commission for qualification of the Indenture under which the Notes will be issued under the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The Exchange Offer is conditioned upon the Indenture being qualified under the Trust Indenture Act. In addition to the foregoing conditions, the Company may terminate the Exchange Offer, may decline to accept any Shares in exchange for Notes, and may withdraw the Exchange Offer as to Shares not then accepted if, before the time of acceptance, there shall have occurred any of the following events which, in the Company’s sole judgment, makes it inadvisable to proceed with such acceptance:

(a) any government agency or other person shall have instituted or threatened any action or proceeding before any court or administrative agency (i) challenging the acquisition of Shares pursuant to the Exchange Offer or otherwise in any manner relating to the Exchange Offer or (ii) otherwise materially adversely affecting the Company, or there shall have occurred any existing action or proceeding with respect to the Company; or

(b) any statute, rule or regulation shall have been proposed or enacted, or any action shall have been taken by any governmental authority, which would or might prohibit, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

(c) any state of war, national emergency, banking moratorium or suspension of payments by banks in the State of New York shall have occurred, or any currency or exchange control laws or regulations or general suspension of trading or limitation on prices on Nasdaq shall have been imposed or there shall have occurred a material adverse change in the securities markets generally; or

(d) any required consents or approvals from third parties or government regulatory agencies shall not have been obtained; or

(e) the Exchange Offer would result in the Company’s Shares being delisted from Nasdaq or being eligible for deregistration under the Exchange Act; or

(f) any material change, or development involving a prospective material change, in or affecting the business or financial affairs of the Company shall have occurred.

The Company reserves the right to waive any of the foregoing conditions. The Company will determine that these conditions (except for certain regulatory approvals) have been satisfied or waived prior to the Expiration Time. The Company also reserves the right to amend the Exchange Offer by public announcement of any amendment. The Exchange Offer, however, may not be amended or withdrawn unless the amendment or the circumstances described above regarding withdrawal occur prior to the Expiration Time.

Exchange Agent

Computershare Trust Company has been appointed as Exchange Agent for the Exchange Offer. All correspondence in connection with the Exchange Offer and the Letter of Transmittal should be addressed to the Exchange Agent, as follows:

Computershare Trust Company

Mailing Address	Facsimile Copy Number	Hand Delivery
Computershare Trust Company Attention: John Harmann P.O. Box 1596 Denver, CO 80201-1596	303-262-0606	Computershare Trust Company Attention: John Harmann 350 Indiana Street, Suite 800 Golden, CO 80401

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA A FACSIMILE NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE VALID DELIVERY.

Information Agent

Georgeson Shareholder will act as Information Agent in connection with the Exchange Offer. For further assistance or additional copies of documents call the Information Agent at (212) 440-9800 or (866) 423-4877 (toll free) or write to the Information Agent at: Georgeson Shareholder, 17 State Street, 10th Floor, New York, New York 10004, Attention: Mark Schenck.

LETTERS OF TRANSMITTAL AND CERTIFICATES REPRESENTING THE SHARES SHOULD NOT BE SENT TO THE INFORMATION AGENT. See “The Exchange Offer—How to Tender.”

No Financial Advisor

No financial advisor has been retained to render, and no financial advisor has rendered, an opinion as to the fairness of the Exchange Offer to holders of the Company’s Common Stock or to solicit exchanges of Common Stock for Notes.

Exemption from Registration Requirements

The shares of Common Stock to be included in the Exchange Offer are being offered pursuant to an exemption from the registration requirements of the Securities Act under Section 3(a)(9) of the Securities Act. Section 3(a)(9) provides for an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received in essence assume the character of the exchanged securities for purposes of the Securities Act. Accordingly, if tendering stockholders tender shares of Common Stock that are “restricted securities” within the meaning of Rule 144 under the Securities Act, the Notes tendering stockholders will receive in the Exchange Offer will not be freely tradeable and any resale would have to comply with applicable exemptions under the securities laws, including without limitation, Rule 144(k) under the Securities Act. If the shares of Common Stock tendering stockholders tender are not so “restricted,” the Notes that tendering stockholders receive will be freely tradeable.

Payment of Expenses

The Exchange Offer is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 3(a)(9) thereof. Therefore, the Company will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the Shares. However, regular employees of the Company (who will not be additionally compensated therefor) may solicit tenders and will answer inquiries concerning the Exchange Offer.

The Company will pay the Exchange Agent and the Information Agent reasonable and customary fees for their services and will reimburse such parties for their reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offering Circular and related documents to the beneficial owners of the Shares held of record by such persons and in handling or forwarding tenders for their customers.

PURPOSES AND EFFECT OF THE EXCHANGE OFFER

The Company’s Board of Directors believes that the Company’s financial condition and outlook and current market conditions, including recent trading prices of the Company’s Common Stock, make this an attractive time to reduce the Company’s outstanding equity. In the view of the Company’s Board of Directors, the Exchange Offer will result in a capital structure consistent with the Company’s long term corporate goal of increasing stockholder value.

One principal purpose of the Exchange Offer is to reduce the Company’s outstanding equity by offering to purchase shares in the Exchange Offer, thereby offering remaining stockholders the opportunity to own a greater percentage of the Common Stock and the potential for increased earnings per share in the future. The Company believes that if it is able to increase earnings per share, this development could have a positive influence on the price of its Common Stock. However, the increased indebtedness resulting from the Exchange Offer will significantly increase the Company’s debt service obligations. Another principal purpose of the Exchange Offer is to provide holders of shares of the Common Stock electing to participate in the Exchange Offer with an opportunity to own an income producing security ranking senior to the Common Stock with a principal amount at a substantial premium to the market price of the Common Stock prior to the Company’s public announcement to commence the Exchange Offer. See “Risk Factors—The Exchange Offer will Create Increased Leverage and Debt Service Obligations for the Company, Which May Adversely Effect the Company’s Continued Operations” and “—The Exchange Offer May Not Achieve its Desired Objective of Producing Increased Earnings Per Share on the Common Stock.”

Holders of Shares of Common Stock electing to participate in the Exchange Offer will realize the following benefits:

•
In exchange for Shares, tendering stockholders will receive a debt security with a principal amount approximately 10% greater than the market price of the Common Stock as reported on Nasdaq on November 7, 2002, approximately 30% greater than the market price of the Common Stock on October 11, 2002, the last trading day prior to the Company’s public announcement of its intention to commence the Exchange Offer, and approximately 44% above the average of the market prices for the five trading days prior to the Company’s public announcement of its intention to commence the Exchange Offer.

•	The Notes will bear interest at 12% per annum, payable semiannually in cash until the Notes are paid in full.

•
The Notes, although subordinated in right of payment to all other existing and future senior indebtedness of the Company, represent a claim on the Company’s assets senior to any claim of the holders of the Company’s Common Stock.

Notwithstanding the benefits to holders of Shares of Common Stock electing to participate in the Exchange Offer summarized above, holders of Shares of Common Stock contemplating the Exchange Offer should take into account the following considerations:

•	Tendering stockholders receiving Notes will relinquish the right to share in any capital appreciation of the Company’s Common Stock.

•	The Company has not applied for listing of the Notes for trading on a securities exchange, and therefore, there is no assurance that a liquid trading market will develop for the Notes.

•	Unlike holders of Common Stock, holders of the Notes will have no rights to vote on matters submitted to the Company’s stockholders.

•	The Company has the right to prepay the Notes at any time without penalty or premium by paying the unpaid principal amount and accrued interest on the Notes.

•	Tendering stockholders will be subject to certain tax consequences that may differ from those that would be realized if the Shares were sold for cash.

Additionally, holders of Shares contemplating the Exchange Offer should consider that the Company has not retained any financial advisor or investment banking firm to assist the Company in determining the price and terms of the Notes or whether the consideration offered in the Exchange Offer is adequate to tendering stockholders. The Company also has not requested any report, opinion, or appraisal relating to the fairness of the consideration being offered pursuant to the Exchange Offer. For a discussion of risk factors which should be taken into account in considering the Exchange Offer, see “Risk Factors.”

If the Exchange Offer is completed, the Shares accepted for exchange will be held by the Company as treasury stock.

CAPITALIZATION

The following table sets forth the capitalization of the Company at September 30, 2002 and pro forma to give effect to the exchange of Notes, assuming the maximum number of Shares tendered, as if such exchange had occurred on January 1, 2002 and was valued at $22.00 per share.

Pemco Aviation Group, Inc.

Capitalization

September 30, 2002

(In thousands of dollars, except per share data and ratios)

	Actual	Pro Forma Adjustments		Pro Forma
Long-term liabilities:
Long term debt	4,168			4,168
Subordinated debt	0	44,000		44,000
Long-term pension benefit liability	13,924			13,924
Other long-term liabilities	1,636			1,636

Total liabilities	19,728			63,728

Stockholders’ equity:
Preferred Stock, $0.0001 par value, 5,000,000 shares authorized, none outstanding	0			0
Common stock, $.0001 par value, 12,000,000 shares authorized, 4,129,159 and 4,043,273 issued at September 30, 2002 and December 31, 2001, respectively	1			1
Additional paid-in capital	6,319			6,319
Retained earnings	25,339	(2,455	)(1)	22,884
Treasury stock, at cost – 348,899 and 7,500 shares at September 30, 2002 and December 31, 2001, respectively	(6,788)	(44,000)		(50,788)
Accumulated other comprehensive loss	(5,456)			(5,456)

Total stockholders equity	19,415			(27,040)

(1)	The adjustment of $2,455 represents the after tax effect of the additional interest expense paid on the maximum number of shares exchanged.

SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

The selected data presented below under the captions “Statement of Operations Data” and “Balance Sheet Data” for, and as of the end of, each of the years in the two-year period ended December 31, 2001 are derived from the consolidated financial statements of the Company, which consolidated financial statements have been audited by Arthur Andersen LLP, independent auditors. The selected data as of and for the quarter ended September 30, 2002 are derived from the unaudited condensed consolidated financial statements of the Company. In the opinion of management, such unaudited data reflect all adjustments, consisting only of normally recurring adjustments, necessary to fairly present the Company’s financial position and results of operations for the periods presented. Certain reclassifications have been made to the prior year financial statements to conform to current year presentation.

Pemco Aviation Group, Inc.

Summary Selected Consolidated Financial Data

(In thousands of dollars, except per share data and ratios)

	December 31, 2000	December 31, 2001	September 30, 2002
Balance Sheet Data:
Current Assets	38,907	46,994	54,902
Noncurrent Assets	21,222	29,182	32,438
Current Liabilities	43,362	37,266	48,197
Noncurrent Liabilities	6,840	19,561	19,728
Statement of Operations Data:
Net Sales	161,664	165,460	113,367
Gross Profit	30,786	36,533	23,891
Income per common Share:
Basic	$2.36	$3.69	$1.42
Diluted	$2.23	$3.50	$1.28
Ratio of Earnings to Fixed Charges:
Earnings	10,503	16,109	6,028
Fixed Charges	2,816	1,344	861
Ratio	3.73	11.99	7.00
Book Value per Share:
Equity	9,927	19,349	19,415
Basic	4,012	4,031	3,976
Diluted	4,241	4,248	4,422
Basic	$2.47	$4.80	$4.88
Diluted	$2.34	$4.55	$4.39

CERTAIN PRO FORMA FINANCIAL INFORMATION

The table set forth below shows the pro forma effects the Exchange Offer would have had on the adjusted financial condition and results of operations of the Company for the year ended December 31, 2001, and the nine months ended September 30, 2002, assuming the maximum number of Shares had been exchanged on the first day of the respective periods and were valued at $22.00 per share.

Pemco Aviation Group, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Balance Sheets

(In thousands of dollars, except per share data and ratios)

	December 31, 2001	Pro Forma Adjustments		Pro Forma December 31, 2001
Current assets:
Cash	927			927
Accounts receivable, net	18,481			18,481
Inventories, net	18,669			18,669
Deferred income taxes	7,994			7,994
Prepaid expenses and other	923			923

Total current assets	46,994			46,994

Machinery, equipment, and improvements at cost:
Machinery and equipment	26,547			26,547
Leasehold improvements	20,642			20,642
Construction in process	944			944

	48,133			48,133
Less accumulated depreciation and amortization	(26,180)			(26,180)

Net machinery, equipment, and improvements	21,953			21,953

Other non-current assets:
Deposits and other	347			347
Intangible assets, net	6,882			6,882

Total assets	76,176			76,176

Current liabilities:
Revolving credit facility	11,591			11,591
Accrued Interest Payable	0	5,280	(1)	5,280
Current portion of long-term debt	2,244			2,244
Accounts payable	1,578			1,578
Accrued liabilities—payroll related	10,257			10,257
Accrued liabilities—other	11,596	(1,759	)(2)	9,837

Total current liabilities	37,266			40,787

Long term debt	3,994			3,994
Subordinated debt	0	44,000	(3)	44,000
Long-term pension benefit liability	13,523			13,523
Other long-term liabilities	2,044			2,044

Total liabilities	56,827			104,348

Stockholders’ equity:
Preferred stock, $0.0001 per value, 5,000,000 shares authorized, none outstanding	0			0
Common stock, $.0001 per value, 12,000,000 shares authorized, 4,129,159 and 4,043,273 issued at September 30, 2002 and December 31, 2001, respectively	1			1
Additional paid-in capital	5,223			5,223
Retained earnings	19,679	(3,521	)(4)	16,158
Treasury stock, at cost – 348,899 and 7,500 shares at September 30, 2002 and December 31, 2001, respectively	(98)	(44,000	)(3)	(44,098)
Accumulated other comprehensive loss	(5,456)			(5,456)

Total stockholders equity	19,349			(28,172)

Total liabilities and stockholders equity	76,176			76,176

(1)	The adjustment for $5,280 assumes interest expense of 12% on the maximum number of shares (2 million) at $22.00 per share.

(2)	The adjustment of $1,759 represents the tax effect of the additional interest.

(3)	The $44,000 represents the maximum number of shares exchanged (2 million) at the offering price of $22.00.

(4)	The adjustment of $3,521 represents the after tax effect of the interest expense paid on the maximum number of shares exchanged.

Pemco Aviation Group, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Balance Sheets

(In thousands of dollars, except per share data and ratios)

	September 30, 2002 Unaudited	Pro Forma Adjustments		Pro Forma September 30, 2002 Unaudited
Current assets:
Cash	318			318
Accounts receivable, net	28,778			28,778
Inventories, net	19,343			19,343
Deferred income taxes	4,893			4,893
Prepaid expenses and other	1,570			1,570

Total current assets	54,902			54,902

Machinery, equipment, and improvements at cost:
Machinery and equipment	22,155			22,155
Leasehold improvements	27,831			27,831
Construction in process	3,689			3,689

	53,675			53,675
Less accumulated depreciation and amortization	(29,323)			(29,323)

Net machinery, equipment, and improvements	24,352			24,352

Other non-current assets:
Deposits and other	1,345			1,345
Intangible assets, net	6,741			6,741

	8,086			8,086

Total assets	87,340			87,340

Current liabilities:
Revolving credit facility	12,652			12,652
Accrued Interest Payable	0	3,960	(1)	3,960
Current portion of long-term debt	1,438			1,438
Accounts payable	2,032			2,032
Accrued liabilities–payroll related	9,921			9,921
Accrued liabilities–other	22,154	(1,505	)(2)	20,649

Total current liabilities	48,197			50,652

Long term debt	4,168			4,168
Subordinated debt	0	44,000	(3)	44,000
Long-term pension benefit liability	13,924			13,924
Other long-term liabilities	1,636			1,636

Total liabilities	67,925			114,380

	September 30, 2002 Unaudited	Pro Forma Adjustments		Pro Forma September 30, 2002 Unaudited
Stockholders’ equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none outstanding	0			0
Common stock, $.0001 par value, 12,000,000 shares authorized, 4,129,159 and 4,043,273 issued at September 30, 2002 and December 31, 2001, respectively	1			1
Additional paid-in capital	6,319			6,319
Retained earnings	25,339	2,455	(4)	22,884
Treasury stock, at cost – 348,899 and 7,500 shares at September 30, 2002 and December 31, 2001, respectively	(6,788)	(44,000	)(3)	(50,788)
Accumulated other comprehensive loss	(5,456)			(5,456)

Total stockholders equity	19,415			(27,040)

Total liabilities and stockholders equity	87,340			87,340

(1)	The adjustment for $3,960 assumes interest expense of 12% on the maximum number of shares (2 million) at $22.00 per share.

(2)	The adjustment of $1,505 represents the tax effect of the additional interest.

(3)	The $44,000 represents the maximum number of shares exchanged (2 million) at the offering price of $22.00.

(4)	The adjustment of $2,455 represents the after tax effect of the interest expense paid on the maximum number of shares exchanged.

Pemco Aviation Group, Inc. and Subsidiaries

Unaudited Pro Forma Statement of Income, Earnings Per Share,

Ratio of Earnings to Fixed Charges

(In thousands of dollars, except for per share information)

	Year Ended December 31, 2001	Pro Forma Adjustments		Pro Forma Year Ended December 31, 2001
Net sales	165,460			165,460
Cost of sales	128,927			128,927

Gross Profit	36,533			36,533
Selling, general, and administrative expenses	20,424			20,424

Income from operations	16,109			16,109
Interest	1,344	5,280	(1)	6,624

Income before income taxes	14,765			9,485
Provision for income taxes	(97)	(1,759	)(2)	(1,856)

Net income	14,862			11,341

Net income per common share:
Basic	$3.69			$5,58
Diluted	$3.50			$5.04
Weighted average common shares outstanding:
Basic	4,031	(2,000	)(3)	2,031
Diluted	4,248	(2,000	)(3)	2,248

(1)	The adjustment for $5,280 assumes interest expense of 12% on the maximum number of shares (2 million) at $22.00 per share.

(2)	The adjustment of $1,759 represents the tax effect of the additional interest.

(3)	The weighted average common shares outstanding are reduced by 2 million shares, which is the maximum allowable.

Pemco Aviation Group, Inc. and Subsidiaries

Unaudited Pro Forma Statement of Income, Earnings Per Share,

Ratio of Earnings to Fixed Charges

(In thousands of dollars, except for per share information)

	Nine Months Ended September 30, 2002	Pro Forma Adjustments		Pro Forma Nine Months Ended September 30, 2002
Net sales	$113,367			$113,367
Cost of sales	89,476			89,476

Gross Profit	23,891			23,891
Selling, general, and administrative expenses	15,383			15,383

Income from operations	8,508			8,508
Interest	861	3,960	(1)	4,821
Litigation income, net	1,480			1,480

Income before income taxes	9,127			5,167
Provision for income taxes	3,468	(1,505	)(2)	1,963

Net income	$5,659			$3,204

Net income per common share:
Basic	$1.42			$1.62
Diluted	$1.28			$1.32
Weighted average common shares outstanding:
Basic	3,976	(2,000	)(3)	1,976
Diluted	4,422	(2,000	)(3)	2,422

(1)	The adjustment for $3,960 assumes interest expense of 12% on the maximum number of shares (2 million) at $22.00 per share.

(2)	The adjustment of ($1,505) represents the tax effect of the additional interest.

(3)	The weighted average common shares outstanding are reduced by 2 million shares, which is the maximum allowable.

Pemco Aviation Group, Inc.

Pro Forma Earnings to Fixed Charges

(In thousands of dollars, except per share data and ratios)

	December 31, 2001	September 30, 2002
Pretax Income from Continuing Operations	9,485	5,167

Add fixed charges	6,624	4,821

	16,109	9,988

Fixed Charges	6,624	4,821

Earnings to Fixed Charges	2.43	2.07

Pemco Aviation Group, Inc.

Pro Forma Book Value Per Share

	December 31, 2001	September 30, 2002
Book Value per Share

Equity	(28,172)	(27,040)

Basic	2,031	1,976

Diluted	2,248	2,422

Basic	($13.87)	($13.68)

Diluted	($12.53)	($11.16)

PRICE RANGE OF COMMON STOCK

The Company’s Common Stock trades on Nasdaq under the symbol “PAGI.” The high and low closing sales prices of the Common Stock as reported by Nasdaq for each quarter over the past two years are reported below.

Quarter Ended	High	Low
December 31, 2000	$15.61	$9.00
March 31, 2001	$12.00	$8.13
June 30, 2001	$11.89	$8.55
September 30, 2001	$14.40	$10.11
December 31, 2001	$18.00	$11.21
March 31, 2002	$24.97	$13.50
June 30, 2002	$30.71	$19.50
September 30, 2002	$25.15	$17.05

On November 7, 2002, there were approximately 230 holders of record and over 1,000 beneficial holders of the Company’s Common Stock.

The authorized capital stock of the Company consists of 12,000,000 shares of Common Stock, of which approximately 3,786,599 shares were outstanding as of November 7, 2002, and 5,000,000 shares of Preferred Stock, none of which were issued and outstanding as of November 7, 2002.

DIVIDENDS

Cash dividends have never been paid on the Company’s Common Stock. The Company presently intends to retain earnings and does not anticipate that cash dividends will be paid on its Common Stock in the foreseeable future. Under the terms of the Company’s existing senior bank credit facility and the terms of the Indenture, the Company may not declare or pay dividends.

BUSINESS

General

The Company is a diversified aviation and aerospace company composed of three operating groups: Government Services, Commercial Services, and Manufacturing and Overhaul. The Company’s primary business is providing aircraft maintenance and modification services, including complete airframe inspection, maintenance, repair and custom airframe design and modification.

The Company provides such services for government and military customers primarily through its Government Services Group, which specializes in providing Programmed Depot Maintenance (“PDM”) on large transport aircraft. In addition to PDM, various other repair, maintenance and modification services are performed for the Company’s customers. The Government Services Group’s contracts are multi-aircraft programs generally lasting several years. The Group’s facilities, tooling, experienced labor force, quality, and on time delivery record position it as one of the premier providers of PDM for large transport aircraft in the country.

The Company’s Commercial Services Group provides commercial aircraft maintenance and modification services on a contract basis to the owners and operators of large commercial aircraft. The Company provides commercial aircraft maintenance varying in scope from a single aircraft serviced over a few days to multi-aircraft programs lasting several years. The Company is able to offer full range maintenance support services to airlines coupled with the related technical services required by these customers. The Company also has broad experience in modifying commercial aircraft and providing value-added technical solutions and holds numerous proprietary Supplemental Type Certificates (“STCs”). The Company believes that it is the only company in the world currently certified by the FAA for passenger to freighter conversions of the 737-300 and it is currently investigating the economic potential of the 757 for conversion to freighter configuration. The Company’s facilities, tooling, and experienced labor force enable it to perform a broad range of airframe modifications for commercial customers. The company has performed over 250 cargo conversions of narrow and wide-body commercial aircraft.

The Company’s Manufacturing and Overhaul Group designs and manufactures a wide array of proprietary aerospace products including various space systems, such as guidance control systems and launch vehicles; aircraft cargo-handling systems; and precision parts and components for aircraft.

The Company’s principal executive office is located at 1943 North 50th Street, Birmingham, AL 35212, and its telephone number is (205) 592-0011.

Recent Developments

The Company’s Board of Directors is contemplating a four for one split of its Common Stock, which it intends to effect following successful consummation of the Exchange Offer.

The Company has been negotiating a new credit facility with a commercial bank, which will provide for aggregate borrowings of up to $27.5 million, as represented by a revolving loan in the maximum principal amount of $20 million, a term loan in the maximum principal amount of $5 million and a letter of credit in the maximum principal amount of $2.5 million. The Company intends to replace its existing credit facility with this new credit facility prior to the consummation of the Exchange Offer.

On April 11, 2002, the Federal Aviation Administration approved the Company’s amended Supplemental Type Certificate (“STC”) for B737-300 cargo conversions. The amended STC substantially increases the cycles between inspections for aircraft converted under the STC. Although there can be no assurances in this regard, the Company believes that market demand for its B737-300 cargo conversions will significantly increase in the coming years due to the amended STC. The Company is currently in discussions with several cargo carriers and leasing companies for multiple near term conversions of aircraft under this STC.

On September 7, 1999, Matthew L. Gold, Tennenbaum & Co., LLC, an entity controlled by Michael E. Tennenbaum (“TCO”), Mark K. Holdsworth and Howard M. Levkowitz, an associate of Mr. Tennenbaum, formed TCO/PSI, LLC (“TCO/PSI”), of which Mr. Gold and TCO were managing members. Mr. Gold contributed 1,026,909 shares of Common Stock to TCO/PSI pursuant to the Limited Liability Agreement of TCO/PSI dated September 7, 1999 (the “LLC Agreement”). The LLC Agreement provided that (i) TCO/PSI would vote the contributed shares for the election of a slate of directors of the Company consisting of two TCO nominees, two Mr. Gold nominees, and such other nominees as Mr. Gold and TCO selected, and (ii) TCO/PSI would vote the contributed shares in favor of any matter recommended by a majority of the Company’s Board of Directors, on condition that all of the TCO and Mr. Gold nominees were then serving and voted or abstained from voting. In the event that a matter was submitted for stockholder approval without a recommendation from the Company’s Board of Directors, TCO/PSI would vote the contributed shares as directed by Mr. Gold and TCO, or, if Mr. Gold and TCO did not agree as to how the contributed shares should be voted on that matter, TCO/PSI would vote 50% of the contributed shares as directed by Mr. Gold and the other 50% as directed by TCO. In connection with these transactions, Mr. Tennenbaum and Mr. Holdsworth, were appointed to the Company’s Board of Directors, with Mr. Tennenbaum being named Chairman of the Board, and two members of the Company’s Board of Directors resigned.

On November 6, 2002, TCO/PSI was dissolved by the agreement of its members, a certificate of cancellation of TCO/PSI was filed with the Secretary of State of the State of Delaware, and TCO/PSI’s holdings in the Company’s Common Stock were distributed to its members. As a result of the TCO/PSI dissolution and distribution to its members, Mr. Gold received 700,000 shares of Common Stock, TCO received 248,555 shares of Common Stock (2,486 shares of which it is obligated to transfer to an employee of an affiliated entity), Mr. Holdsworth received 47,220 shares of Common Stock and Mr. Levkowitz received 31,134 shares of Common Stock. On November 6, 2002, Mr. Gold also sold to Massachusetts Mutual Life Insurance Company (“MassMutual”) and its affiliates the 700,000 shares of Common Stock Mr. Gold received in connection with the TCO/PSI dissolution and distribution for an aggregate purchase price of $14.5 million ($20.71 per share). As a result of that purchase, MassMutual and its affiliates own approximately 26% of the Company’s outstanding Common Stock as of November 7, 2002. MassMutual serves as co-manager of, and/or is an investor in, investment funds managed by affiliates of TCO.

DESCRIPTION OF CAPITAL STOCK

The Company is a Delaware corporation and its affairs are governed by its Certificate of Incorporation and Bylaws and the Delaware General Corporation Law. The following description of the Company’s capital stock, which is complete in all material respects, is qualified in its entirety by reference to the provisions of the Company’s Certificate of Incorporation and Bylaws, as amended.

The authorized capital stock of the Company consists of 12,000,000 shares of Common Stock, par value $0.0001 per share, and 5,000,000 shares of Preferred Stock, par value $0.0001 per share. As of November 7, 2002, approximately 3,786,599 shares of Common Stock were issued and outstanding. As of November 7, 2002, no shares of Preferred Stock were issued and outstanding.

Common Stock

Holders of Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote. Holders of Common Stock do not have cumulative voting rights, and therefore holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Company does not anticipate paying cash dividends in the foreseeable future. See “Dividends.” In the event of liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in any corporate assets remaining after payment of all debts, subject to any preferential rights of any outstanding Preferred Stock.

Holders of Common Stock have no preemptive, conversion, or redemption rights and are not subject to further calls or assessments by the Company. All of the outstanding shares of Common Stock are validly issued, fully paid, and nonassessable.

Preferred Stock

The Board of Directors of the Company has the authority, without further action by the Company’s stockholders, to issue from time to time up to 5,000,000 shares of Preferred Stock in one or more series and to fix the number of shares, designations, voting powers, preferences, optional and other special rights, and the restrictions or qualifications thereof. The rights, preferences, privileges, and restrictions or qualifications of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and other matters. The issuance of Preferred Stock could: (i) decrease the amount of earnings and assets available for distribution to holders of Common Stock; (ii) adversely affect the rights and powers, including voting rights, of holders of Common Stock; and (iii) have the effect of delaying, deferring, or preventing a change in control of the Company.

EXECUTIVE OFFICER AND DIRECTOR BENEFICIAL OWNERSHIP

The following table shows the beneficial ownership of Common Stock of the Company by the Company’s executive officers and directors and their respective associates and majority-owned subsidiaries, as applicable, as of November 7, 2002:

Name and Address1	Amount and Nature of Beneficial Ownership2	Percent Beneficially Owned (%)3
Michael E. Tennenbaum	791,699[4]	20.6%
Special Value Investment Management, LLC Accounts and Tennenbaum & Co., LLC	791,699[4]	20.6%
Matthew L. Gold	272,450	6.8%
Mark K. Holdsworth	102,064	2.7%
Ronald A. Aramini	97,500	2.5%
Thomas C. Richards	79,594	2.1%
Harold T. Bowling	54,498	1.4%
John R. Lee	27,500	*
Richard G. Godin	11,569	*
Ronald W. Yates	8,708	*
Doris K. Sewell	5,000	*
Eric L. Wildhagen	1,400	*

[1]	The address of each officer and director listed above is deemed to be the Company’s executive office: 1943 North 50th Street, Birmingham, AL 35212.

[2]
Includes the following shares issuable upon the exercise of outstanding stock options which are exercisable within 60 days of November 7, 2002 (“Option Shares”): Mr. Tennenbaum—54,844 Option Shares; Mr. Gold—243,996 Option Shares; Mr. Holdsworth—54,844 Option Shares; Mr. Aramini—97,500 Option Shares; General Richards—79,594 Option Shares; Mr. Bowling—54,498 Option Shares; Mr. Lee—27,500 Option Shares; General Yates—8,708 Option Shares; Ms. Sewell—5,000 Option Shares; and Mr. Wildhagen 1,400 Option Shares.

[3]
Percentage of ownership is based on 3,786,599 shares of Company Common Stock outstanding as of November 7, 2002. In the case of persons who possess outstanding stock options, percentage of ownership is based on 3,786,599 shares of Company Common Stock outstanding as of November 7, 2002 and the number of shares underlying options held by such persons exercisable within 60 days from said date. An asterisk means less than 1%.

[4]
Includes 333,555 shares owned by Tennenbaum & Co., LLC (“TCO”), 365,900 shares owned by Special Value Bond Fund, LLC (“Fund I”), whose managing member is SVIM/MSM, LLC (“SVIM/MSM”), 33,670 shares owned by Special Value Bond Fund II, LLC (“Fund II”), whose managing member is SVIM/MSMII, LLC (“SVIM/MSMII”), and 3,730 shares owned by a separate account managed by Special Value Investment Management, LLC (“SVIM”). Also includes 54,844 shares issuable to Michael E. Tennenbaum upon the exercise of outstanding stock options that are exercisable within 60 days of November 7, 2002. By reason of (i) Mr. Tennenbaum’s position as managing member of TCO, (ii) TCO’s position as managing member of SVIM, SVIM/MSM, and SVIM/MSMII, (iii) SVIM’s position as investment advisor to Fund I, Fund II and a separate account managed by SVIM, (iv) SVIM/MSM’s position as managing member of Fund I, and (v) SVIM/MSMII’s position as managing member of Fund II, each of Mr. Tennenbaum, TCO, SVIM, SVIM/MSM and SVIM/MSMII may be deemed to beneficially own such shares. The address of TCO, SVIM, SVIM/MSM and SVIM/MSMII is 11100 Santa Monica Boulevard, Suite 210, Los Angeles, California 90025.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description and not otherwise defined in this Offering Circular under the subheading “Certain Definitions.” In this description, the word “Pemco” refers only to Pemco Aviation Group, Inc. and not to any of its subsidiaries.

Pemco will issue the Notes under an Indenture between itself and SouthTrust Bank, as Trustee, in a transaction that is not subject to the registration requirements of the Securities Act. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. We have filed the Indenture as an exhibit to the Form T-3 to qualify the Indenture under the Trust Indenture Act. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.

The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

Brief Description of the Notes

The Notes

The Notes:

•	are general unsecured obligations of Pemco;

•	are subordinated in right of payment to all existing and future Senior Debt of Pemco; and

•	are pari passu in right of payment with any future senior subordinated Indebtedness of Pemco.

As of September 30, 2002, Pemco had total Senior Debt of approximately $18.2 million. As indicated above and as discussed in detail below under the caption “—Subordination,” payments on the Notes will be subordinated to the payment of Senior Debt. The Indenture will permit us to incur additional Senior Debt.

The operations of Pemco are conducted through its subsidiaries and, therefore, Pemco depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the Notes. The Notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Pemco’s subsidiaries. Any right of Pemco to receive assets of any of its subsidiaries upon the subsidiary’s liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that Pemco is itself recognized as a creditor of the subsidiary, in which case the claims of Pemco would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by Pemco. As of September 30, 2002, Pemco’s subsidiaries would have had approximately $18.0 million of Indebtedness and an additional approximately $29.8 million of trade payables and other liabilities outstanding. See “Risk Factors—Your right to receive payments on these Notes is effectively subordinated to the rights of our existing and future secured creditors.”

Principal, Maturity and Interest

Pemco will issue Notes with a maximum aggregate principal amount of $44 million. The Notes will mature on December 1, 2009.

Interest on the Notes will accrue at the rate of 12% per annum and will be payable semi-annually in arrears on December 1 and June 1 commencing on June 1, 2003. Pemco will make each interest payment to the Holders of record on the immediately preceding November 15 and May 15.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to Pemco, Pemco will pay all principal, interest and premium, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Pemco elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar. Pemco may change the paying agent or registrar without prior notice to the Holders of the Notes, and Pemco or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. Pemco is not required to transfer or exchange any Note selected for redemption. Also, Pemco is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Subordination

The payment of principal, interest and premium, if any, on the Notes will be subordinated to the prior payment in full of all Senior Debt of Pemco, including Senior Debt incurred after the date of the Indenture.

The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the Holders of Notes will be entitled to receive any payment with respect to the Notes (except that Holders of Notes may receive and retain Permitted Junior Securities), in the event of any distribution to creditors of Pemco:

(1)	in a liquidation or dissolution of Pemco;

(2)	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Pemco or its property;

(3)	in an assignment for the benefit of creditors; or

(4)	in any marshaling of Pemco’s assets and liabilities.

Pemco also may not make any payment in respect of the Notes (except in Permitted Junior Securities) if:

(1)	a payment default on Senior Debt occurs and is continuing beyond any applicable grace period; or

(2)
any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from Pemco or the holders of any Designated Senior Debt.

Payments on the Notes may and will be resumed:

(1)	in the case of a payment default, upon the date on which such default is cured or waived; and

(2)
in the case of a nonpayment default (i) with respect to payments of principal and premium, if any, on the Notes, upon the date on which such default is cured or waived, and (ii) with respect to interest payments on the Notes, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1)	360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2)
all scheduled payments of principal, interest and premium, if any, on the Notes that have come due have been paid in full in cash; and provided further, however, that no more than five Payment Blockage Notices may be effectively delivered during the term of the Notes.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 180 days.

If the Trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities) when:

(1)	the payment is prohibited by these subordination provisions; and

(2)	the Trustee or the Holder has actual knowledge that the payment is prohibited;

the Trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the Trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

Pemco must promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Pemco, Holders of Notes may recover less ratably than creditors of Pemco who are holders of Senior Debt. See “Risk Factors—Your right to receive payments on these Notes is junior to our existing indebtedness and possibly all of our future borrowings.”

Optional Redemption

Pemco may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, to the redemption date. Unless Pemco defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Mandatory Redemption

Pemco is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require Pemco to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, Pemco will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest to the date of purchase. Within ten days following any Change of Control, Pemco will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. Pemco will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Pemco will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, Pemco will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)
deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by Pemco.

The paying agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any.

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, Pemco will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior

Debt to permit the repurchase of Notes required by this covenant. Pemco will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Pemco to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that Pemco repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Pemco will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Pemco and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Pemco and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require Pemco to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Pemco and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Pemco will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless:

(1)
Pemco (or the Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	the fair market value is determined by Pemco’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the Trustee; and

(3)	at least 85% of the consideration received in the Asset Sale by Pemco or such Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a)
any liabilities, as shown on Pemco’s most recent consolidated balance sheet, of Pemco or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Pemco or such Subsidiary from further liability; and

(b)
any securities, notes or other obligations received by Pemco or any such Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Pemco or such Subsidiary into cash, to the extent of the cash received in that conversion.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Pemco may apply those Net Proceeds at its option:

(1)	to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3)	to make a capital expenditure; or

(4)	to acquire other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, Pemco may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $5.0 million, within five days Pemco will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Pemco may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Pemco will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, Pemco will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Excess Consolidated Free Cash Flow

In the event that Pemco has Excess Consolidated Free Cash Flow for any fiscal year commencing with the first full fiscal year after the date of the Indenture, within 95 days after the end of such fiscal year Pemco will make an Excess Consolidated Free Cash Flow Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of Excess Consolidated Free Cash Flow to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Consolidated Free Cash Flow. The offer price in any Excess Consolidated Free Cash Flow Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Consolidated Free Cash Flow remains after consummation of a Excess Consolidated Free Cash Flow Offer, Pemco may use such Excess Consolidated Free Cash Flow for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Excess Consolidated Free Cash Flow Offer exceeds the amount of Excess Consolidated Free Cash Flow, the Trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis.

Pemco will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Excess Consolidated Free Cash Flow Offer. To the extent that the provisions of any securities laws or regulations conflict with the Excess Consolidated Free Cash Flow provisions of the Indenture, Pemco will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Excess Consolidated Free Cash Flow provisions of the Indenture by virtue of such conflict.

The agreements governing Pemco’s outstanding Senior Debt currently prohibit Pemco from purchasing any Notes, and also provides that certain change of control or asset sale events with respect to Pemco would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which Pemco becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs, or Pemco has Excess Consolidated Free Cash Flow for any fiscal year, at a time when Pemco is prohibited from purchasing Notes, Pemco could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If Pemco does not obtain such a consent or repay such borrowings, Pemco will remain prohibited from purchasing Notes. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate.

No Notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

Pemco will not, and will not permit any of its Subsidiaries to, directly or indirectly:

(1)
declare or pay any dividend or make any other payment or distribution on account of Pemco’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Pemco) or to the direct or indirect holders of Pemco’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Pemco;

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Pemco) any Equity Interests of Pemco;

(3)
make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”).

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)	the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Pemco with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(2)	the payment of any dividend by a Subsidiary of Pemco to the holders of its Equity Interests on a pro rata basis; and

(3)
the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Pemco or any Subsidiary of Pemco held by any member of Pemco’s (or any of its Subsidiaries’) management pursuant to any management equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $250,000 in any twelve-month period.

Incurrence of Indebtedness and Issuance of Preferred Stock

Pemco will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Pemco will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that Pemco may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and Pemco’s Subsidiaries may incur Indebtedness or issue preferred stock, if Pemco’s Leverage Ratio would be no more than 4 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom).

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)
the incurrence by Pemco and any of its Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Pemco and its Subsidiaries thereunder) not to exceed $27.5 million.

(2)	the incurrence by Pemco and its Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by Pemco of Indebtedness represented by the Notes to be issued on the date of the Indenture;

(4)
the incurrence by Pemco or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment or other assets or rights used in the business of Pemco or such Subsidiary, and which, with respect to Indebtedness represented by Capital Lease Obligations or mortgage financings, is in an aggregate principal amount, including all Permitted Refinancing

Indebtedness incurred to refund, refinance or replace any such Indebtedness incurred pursuant to this clause (4), not to exceed $5.0 million at any time outstanding;

(5)
the incurrence by Pemco or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), or (10) of this paragraph;

(6)	the incurrence by Pemco or any of its Subsidiaries of intercompany Indebtedness between or among Pemco and any of its Subsidiaries; provided, however, that:

(a)	if Pemco is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes; and

(b)
(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Pemco or a Subsidiary of Pemco and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Pemco or a Subsidiary of Pemco will be deemed, in each case, to constitute an incurrence of such Indebtedness by Pemco or such Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)
the incurrence by Pemco or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

(8)	the guarantee by Pemco of Indebtedness of Pemco or a Subsidiary of Pemco that was permitted to be incurred by another provision of this covenant;

(9)
the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Pemco as accrued;

(10)
the incurrence by Pemco or any of its Subsidiaries of Acquired Debt, so long as the recourse of the Lender under such Acquired Debt is limited only to the assets and/or business acquired in connection with such incurrence of Acquired Debt and neither Pemco nor any of its Subsidiaries (other than any Subsidiary so acquired, as applicable) provides any credit support or is otherwise directly or indirectly liable on such Acquired Debt; and

(11)
the incurrence by Pemco of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), not to exceed $10.0 million.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Pemco will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

Fixed Charge Coverage Ratio

Commencing with Pemco’s first fiscal quarter which ends more than eighteen months after the date of the Indenture, Pemco must not permit its Fixed Charge Coverage Ratio for its then most recently ended four fiscal quarters to be less than 2 to 1 as of the end of any such fiscal quarter.

No Senior Subordinated Debt

Pemco will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is both (i) subordinate or junior in right of payment to any Senior Debt of Pemco and (ii) senior in any respect in right of payment to the Notes.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Pemco will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to:

(1)
pay dividends or make any other distributions on its Capital Stock to Pemco or any of its Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Pemco or any of its Subsidiaries;

(2)	make loans or advances to Pemco or any of its Subsidiaries; or

(3)	transfer any of its properties or assets to Pemco or any of its Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)
agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

(2)	the Indenture and the Notes;

(3)	applicable law;

(4)
any instrument governing Indebtedness or Capital Stock of a Person acquired by Pemco or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5)	customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(6)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(8)
Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens securing Indebtedness otherwise permitted to be incurred under the Indenture;

(10)
provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

(11)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

Pemco may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Pemco is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Pemco and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)
either: (a) Pemco is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Pemco) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)
the Person formed by or surviving any such consolidation or merger (if other than Pemco) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Pemco under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)
Pemco or the Person formed by or surviving any such consolidation or merger (if other than Pemco), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

In addition, Pemco may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Pemco and any of its Wholly Owned Subsidiaries.

Transactions with Affiliates

Pemco will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)
the Affiliate Transaction is on terms that are no less favorable to Pemco or the relevant Subsidiary than those that would have been obtained in a comparable transaction by Pemco or such Subsidiary with an unrelated Person; and

(2)
Pemco delivers to the Trustee a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement entered into by Pemco or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of Pemco or such Subsidiary;

(2)	transactions between or among Pemco and/or its Subsidiaries;

(3)	transactions with a Person that is an Affiliate of Pemco solely because Pemco owns an Equity Interest in, or controls, such Person;

(4)	payment of directors fees and other director compensation;

(5)	sales of Equity Interests (other than Disqualified Stock) to Affiliates of Pemco; and

(6)	Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments.”

Payments for Consent

Pemco will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

(2)	default in payment when due of the principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

(3)
failure by Pemco or any of its Subsidiaries for 15 days to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” “Repurchase at the Option of Holders—Excess Consolidated Free Cash Flow,” “—Certain Covenants—Restricted Payments,” “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4)
failure by Pemco or any of its Subsidiaries for 60 days after written notice to Pemco from the Trustee or the Holders of at least 25% of the outstanding Notes to comply with any of the other agreements in the Indenture;

(5)
default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Pemco or any of its Subsidiaries (or the payment of which is guaranteed by Pemco or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a)
is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

(6)	failure by Pemco or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

(7)	certain events of bankruptcy or insolvency described in the Indenture with respect to Pemco or any Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Pemco, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding Notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

Pemco is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Pemco is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Pemco, as such, will have any liability for any obligations of Pemco under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, Pemco and the Trustee may amend or supplement the Indenture or the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)
reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any Note;

(4)
waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the Notes;

(6)
make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes;

(7)	waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”); or

(8)	make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the Indenture relating to subordination that adversely affects the rights of the Holders of the Notes will require the consent of the Holders of at least 75% in aggregate principal amount of Notes then outstanding.

Notwithstanding the preceding, without the consent of any Holder of Notes, Pemco and the Trustee may amend or supplement the Indenture or the Notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of Pemco’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of Pemco’s assets;

(4)	to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; or

(5)	to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:

(a)
all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to Pemco, have been delivered to the Trustee for cancellation; or

(b)
all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Pemco has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)
no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Pemco is a party or by which Pemco is bound;

(3)	Pemco has paid or caused to be paid all sums payable by it under the Indenture; and

(4)	Pemco has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, Pemco must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of Pemco, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of

Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)
Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1)
the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Pemco and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests by any of Pemco’s Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a fair market value of less than $10.0 million;

(2)	a transfer of assets between or among Pemco and its Subsidiaries,

(3)	an issuance of Equity Interests by a Subsidiary to Pemco or to another Subsidiary;

(4)	the sale or lease of equipment, inventory or accounts receivable in the ordinary course of business; and

(5)	the sale or other disposition of cash or Cash Equivalents; and

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars;

(2)
securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)
certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)
commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)
the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Pemco and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of Pemco;

(3)
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Special Value Investment Management, LLC and its Affiliates, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Pemco, measured by voting power rather than number of shares; provided, however, that this provision shall not apply to any person who becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Pemco as a result of Pemco’s exchange offer made pursuant to an offering circular dated November 12, 2002, as such offer may be amended or modified;

(4)	the first day on which a majority of the members of the Board of Directors of Pemco are not Continuing Directors; or

(5)
the consummation of any transaction the result of which is that Special Value Investment Management, LLC and its Affiliates are no longer the Beneficial Owners of at least 250,000 shares of Pemco’s Common Stock (as adjusted for stock splits, stock dividends and the like occurring after the date of the Indenture).

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)
an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)
provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)
consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4)
depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; minus

(6)
any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; minus

(7)	any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss),

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Free Cash Flow” means, with respect to any specified Person for any period, the Consolidated Cash Flow of such Person for such period less:

(1)
provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing Consolidated Net Income for such period; less

(2)
consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or banker’s acceptance financings, and net of the effects of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing Consolidated Net Income for such period; less

(3)	capital expenditures of such Person and its Subsidiaries for such period; less

(4)	the aggregate net repayment of outstanding principal amounts of Senior Debt by such Person and its Subsidiaries for such period,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)
the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Subsidiary of the Person;

(2)	the Net Income of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders; and

(3)	the cumulative effect of a change in accounting principles will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Pemco who:

(1)	was a member of such Board of Directors on the date of the Indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means, as applicable, (i) that certain Credit and Security Agreement, dated as of November 2, 2000, by and among Pemco and Wells Fargo Business Credit, Inc., (ii) any other credit agreement between Pemco and any of its Subsidiaries and a bank or other institutional lender which may be entered into prior to the date of the Indenture, and (iii) the letter of credit application and reimbursement agreement between SouthTrust Bank and Pemco dated October 1, 2002.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Debt” means:

(1)	any Indebtedness outstanding under the Credit Agreement; and

(2)	any other Senior Debt permitted under the Indenture the principal amount of which is $1.0 million or more.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Excess Consolidated Free Cash Flow” means, with respect to any specified Person for any period, the amount by which Consolidated Free Cash Flow of such Person for such period exceeds $5.0 million.

“Existing Indebtedness” means up to $1.0 million in aggregate principal amount of Indebtedness of Pemco and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)
the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, but excluding any non-cash interest expense related to the Notes; plus

(2)	the consolidated interest of such Person and its Subsidiaries that was capitalized during such period; plus

(3)
any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)
the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Pemco (other than Disqualified Stock) or to Pemco or a Subsidiary of Pemco, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)
acquisitions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3)
the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Leverage Ratio” means with respect to any specified Person, the ratio of (i) the aggregate Indebtedness of such Person and its Subsidiaries, on a consolidated basis, determined in accordance with GAAP, to (ii) the Consolidated Cash Flow of such Person for such Person’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which Leverage Ratio is to be determined. For purposes of calculating the Leverage Ratio:

(1)
acquisitions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period for which Consolidated Cash Flow of such Person is to be determined or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Leverage Ratio is made (the “Calculation Date”) will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis; and

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by Pemco or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means an aircraft maintenance and modification business, including without limitation airframe inspection, maintenance, repair and custom airframe design and modification, an aerospace products business, including without limitation various space systems, such as guidance control systems and launch vehicles, aircraft cargo-handling systems, and precision parts and components for aircraft, and businesses ancillary, complimentary or reasonably related thereto and reasonable extensions thereof.

“Permitted Investments” means:

(1)	any Investment in Pemco or in a Subsidiary of Pemco;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Pemco or any Subsidiary of Pemco in a Person, if as a result of such Investment:

(a)	such Person becomes a Subsidiary of Pemco; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Pemco or a Subsidiary of Pemco;

(4)
any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5)	any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Pemco;

(6)
any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7)	Hedging Obligations; and

(8)
other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (8) that are at the time outstanding not to exceed $10.0 million.

“Permitted Junior Securities” means:

(1)	Equity Interests in Pemco; or

(2)
debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt under the Indenture.

“Permitted Refinancing Indebtedness” means any Indebtedness of Pemco or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Pemco or any of its Subsidiaries (other than intercompany Indebtedness); provided that:

(1)
the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)
such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)
if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is incurred either by Pemco or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Senior Debt” means:

(1)	all Indebtedness of Pemco outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2)
any other Indebtedness of Pemco permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes; and

(3)	all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1)	any liability for federal, state, local or other taxes owed or owing by Pemco;

(2)	any intercompany Indebtedness of Pemco or any of its Subsidiaries to Pemco or any of its Affiliates;

(3)	any trade payables; or

(4)	the portion of any Indebtedness that is incurred in violation of the Indenture.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)
any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)
any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)
the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

The following discussion summarizes certain United States federal income tax consequences associated with the Exchange Offer and the ownership of Notes. The discussion is intended only as a summary and does not purport to be a complete analysis of all potential tax considerations that may be relevant in connection with the Exchange Offer. The discussion is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), existing and proposed United States Treasury regulations promulgated thereunder, current administrative pronouncements and judicial decisions, changes to any of which could materially affect the continued validity of the discussion herein and could be made on a retroactive basis. No rulings will be sought from the Internal Revenue Service with respect to the treatment of the Exchange Offer and no assurance may be given that contrary positions may not be taken by the Internal Revenue Service or by a court of law.

Scope

The discussion relating to stockholders who participate in the Exchange Offer addresses only stockholders who hold Shares as capital assets within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to certain types of stockholders (such as certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, “S” Corporations, expatriates, tax-exempt organizations, persons who acquired Shares as compensation and persons who hold Shares as a position in a “straddle” or as a part of a “hedging” or “conversion” transaction for United States federal income tax purposes). In the context of the discussion pertaining to the Notes, the discussion describes certain United States federal income tax consequences applicable only to original holders of the Notes and who hold Notes as capital assets. The discussion does not include any description of the tax laws of any state, local, or non-U.S. government that may be applicable to a particular stockholder. As used herein, a “United States Holder” means (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision of the administration of the trust and (B) one or more United States Holders have the authority to control all substantial decisions of the trust. As used herein, a “Non-United States Holder” is a holder of shares other than a United States Holder.

THE SUMMARY DISCUSSION SET FORTH HEREIN IS INCLUDED FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES OF AN EXCHANGE OF SHARES FOR NOTES PURSUANT TO THE EXCHANGE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR SITUATION AND CIRCUMSTANCES OF THE TENDERING STOCKHOLDER. ALL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF EXCHANGES MADE BY THEM PURSUANT TO THE EXCHANGE OFFER, INCLUDING THE EFFECT OF THE STOCK OWNERSHIP ATTRIBUTION RULES DESCRIBED HEREIN.

Certain Federal Income Tax Consequences to Tendering Stockholders; Characterization of the Exchange

An exchange of Shares for Notes by a stockholder pursuant to the Exchange Offer will be a taxable transaction for United States federal income tax purposes. The United States federal income tax consequences of such exchange to a Stockholder may vary depending upon the Stockholder’s particular facts and circumstances. Depending on such facts and circumstances, the exchange will be treated as either a sale or a distribution for United States federal income tax purposes.

Under Section 302 of the Code, an exchange of Shares for Notes pursuant to the Exchange Offer will be treated as a “sale or exchange” of such Shares for United States federal income tax purposes (rather than as a deemed distribution by the Company with respect to Shares continued to be held (or deemed to be held) by the tendering stockholder) if the receipt of Notes upon such exchange (i) is “substantially disproportionate” with respect to the stockholder, (ii) results in a “complete termination” of the stockholder’s interest in the Company, or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder. These tests (the “Section 302 Tests”) are explained more fully below. See “Section 302 Tests” below.

If any of the Section 302 Tests is satisfied and the exchange of the tendered Shares for Notes is, therefore, treated as a “sale or exchange” of such Shares for United States federal income tax purposes, the tendering stockholder will recognize capital gain or loss equal to the difference between (a) the “issue price” of the Notes received by the stockholder and (b) the stockholder’s adjusted tax basis in the Shares exchanged pursuant to the Exchange Offer. For a discussion of the “issue price” of the Notes, see “Issue Price of Notes—Defined” below. Such capital gain or loss will generally be long-term capital gain or loss if the tendering stockholder held the tendered Shares for more than 12 months. Under current law, any such gain or loss recognized by individuals, trusts or estates will be subject to a maximum 20 percent federal tax rate if the Shares have been held for more than 12 months.

If none of the Section 302 Tests is satisfied, then, to the extent of the Company’s current and accumulated earnings and profits (as determined for United States federal income tax purposes), the Company believes the tendering stockholder will generally be treated as having received a dividend taxable as ordinary income in an amount equal to the fair market value of the Notes (determined as of the date of the Exchange) received by the stockholder pursuant to the Exchange Offer (without reduction for the adjusted tax basis of the Shares tendered pursuant to the Exchange Offer). Under current Treasury Regulations, no loss would be recognized by the tendering stockholder, and (subject to reduction as described below for corporate stockholders eligible for the dividends-received deduction), the tendering stockholder’s adjusted tax basis in the Shares exchanged pursuant to the Exchange Offer will be added to such stockholder’s adjusted tax basis in the stockholder’s remaining Shares, if any; however, if a tendering stockholder does not retain any Shares, such stockholder may lose tax basis entirely. Under Regulations recently proposed by the IRS which are not binding upon you or the IRS, the basis, after required adjustments, of the tendering stockholder’s redeemed Shares would be treated as a loss recognized on a disposition of the redeemed Shares on the Closing Date of the Exchange Offer. Such loss would not be recognized by the stockholder until one of the 302 Tests is satisfied, although the character and source of such loss will be determined as of the Closing Date of the Exchange Offer. As these Regulations are only proposed Regulations, you are encouraged to consult your tax advisor regarding their status and applicability. If the exchange of Shares by a stockholder is not treated as a sale or exchange for federal income tax purposes, the amount (if any) by which the fair market value of the Notes exceeds the current or accumulated earnings and profits of the Company (as determined for federal income tax purposes) will be treated, first, as a nontaxable return of capital to the extent of the stockholder’s basis in the Shares, and thereafter, as taxable capital gain.

BECAUSE A TENDERING STOCKHOLDER WILL RECEIVE NO CASH PURSUANT TO THE EXCHANGE OFFER, A STOCKHOLDER WILL NEED TO USE OTHER CASH RESOURCES OF THE STOCKHOLDER TO SATISFY ANY TAX LIABILITIES ARISING FROM AN EXCHANGE OF SHARES FOR NOTES.

Constructive Ownership of Stock

In determining whether any of the Section 302 Tests is satisfied, a stockholder must take into account not only the Shares which are actually owned by the stockholder, but also Shares which are constructively owned by the stockholder by reason of the attribution rules contained in Section 318 of the Code. Under Section 318 of the Code, a stockholder may be treated as owning (i) Shares that are actually owned, and in some cases constructively owned, by certain related individuals or entities in which the stockholder owns an interest, or, in the case of stockholders that are entities, by certain individuals or entities that own an interest in the stockholder and (ii) Shares which the stockholder has the right to acquire by exercise of an option or a conversion right contained in another instrument held by the stockholder.

Section 302 Tests

One of the following tests must be satisfied in order for the exchange of Shares pursuant to the Exchange Offer to be treated as a sale or exchange for United States federal income tax purposes.

a. Substantially Disproportionate Test. The exchange of Shares for Notes by a stockholder will be “substantially disproportionate” if the percentage of the outstanding Shares actually and constructively owned by the stockholder immediately following the exchange of Shares pursuant to the Exchange Offer (treating as not being outstanding all Shares exchanged pursuant to the Exchange Offer) is less than 80% of the percentage of the outstanding Shares actually and constructively owned by such stockholder immediately before the exchange of Shares pursuant to the Exchange Offer (treating as outstanding all Shares exchanged pursuant to the Exchange Offer). Stockholders should consult their own tax advisors with respect to the application of the “substantially disproportionate” test to their particular situation and circumstances.

b. Complete Termination Test. The exchange of Shares for Notes will be a “complete termination” of a stockholder’s interest in the Company if either (i) all of the Shares actually and constructively owned by the stockholder are exchanged pursuant to the Exchange Offer or (ii) all of the Shares actually owned by the stockholder are exchanged pursuant to the Exchange Offer and, with respect to the Shares constructively owned by the stockholder which are not exchanged pursuant to the Exchange Offer, the stockholder is eligible to waive (and effectively waives) constructive ownership of all such Shares under procedures described in Section 302(c) of the Code. Stockholders considering making such a waiver should do so in consultation with their own tax advisors.

c. Not Essentially Equivalent to a Dividend Test. A stockholder may satisfy the “not essentially equivalent to a dividend” test if the stockholder’s exchange of Shares pursuant to the Exchange Offer results in a “meaningful reduction” in the stockholder’s proportionate interest in the Company. Whether the receipt of Notes by a stockholder who exchanges Shares pursuant to the Exchange Offer will be “not essentially equivalent to a dividend” will depend upon the stockholder’s particular facts and circumstances. The Internal Revenue Service has indicated in published revenue rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” The Internal Revenue Service held, for example, in Rev. Rul. 76-385, 1976-2 C.B. 92, that a reduction in the percentage ownership interest of a stockholder in a publicly held corporation from .0001118% to .0001081% (a reduction of only 3.3% in the stockholder’s prior percentage ownership interest) would constitute a “meaningful reduction.” Stockholders expecting to rely on the “not essentially equivalent to a dividend” test should consult their own tax advisors as to its application to their particular situation and circumstances.

The Company cannot predict whether or to what extent the Exchange Offer will be oversubscribed. If the Exchange Offer is oversubscribed, proration of the tenders pursuant to the Exchange Offer will cause the Company to accept fewer Shares than are tendered. Therefore, a stockholder can be given no assurance that a sufficient number of such stockholder’s Shares will be exchanged pursuant to the Exchange Offer to ensure that such exchange will satisfy one or more of the Section 302 Tests and be treated as a sale or exchange rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

Contemporaneous dispositions or acquisitions of Shares by a stockholder or related individuals or entities may be deemed to be part of a single integrated transaction which will be taken into account in determining whether any of the Section 302 Tests has been satisfied in connection with Shares exchanged pursuant to the Exchange Offer. Thus, for example, if a stockholder sells Shares to persons other than the Company at or about the time such stockholder also exchanges Shares pursuant to the Exchange Offer, and the various sales effected by the stockholder are part of an overall plan to reduce or terminate such stockholder’s proportionate interest in the Company, then the sales to persons other than the Company may, for United States federal income tax purposes, be integrated with the stockholder’s exchange of Shares pursuant to the Exchange Offer and, if integrated, should be taken into account in determining whether the holder satisfies any of the Section 302 Tests described above.

STOCKHOLDERS CONTEMPLATING AN EXCHANGE OF NOTES FOR SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SECTION 302 TESTS, INCLUDING THE EFFECT OF THE ATTRIBUTION RULES AND THE POSSIBILITY THAT A SUBSTANTIALLY CONTEMPORANEOUS SALE OF SHARES TO PERSONS OTHER THAN THE COMPANY MAY ASSIST IN SATISFYING ONE OR MORE OF THE SECTION 302 TESTS, AS WELL AS THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF EXCHANGES MADE BY THEM PURSUANT TO THE EXCHANGE OFFER.

“Issue Price” of Notes Defined

Assuming the Notes are not “publicly traded” within the meaning of applicable provisions of the Code and associated Treasury Regulations within 30 days following the Exchange, the issue price of the Notes will be the fair market value of the Shares exchanged for the Notes in the Exchange Offer. The fair market value of the Shares will be determined as of the date of the Exchange Offer.

Tendering stockholders seeking information regarding the actual “issue price” of the Notes in determining the tax consequences associated with their exchange of Shares for Notes may contact the Company. Tendering stockholders who do not qualify for sale or exchange treatment in connection with an exchange of Shares for Notes and who will, as a consequence thereof, recognize dividend income in connection with the Exchange Offer are advised that if the Notes are not “publicly traded” within the meaning of applicable provisions of the Code and associated Treasury Regulations within 30 days following the Exchange, the amount of dividend income could exceed the “issue price” of the Notes.

Corporate Stockholder Dividend Treatment

If an exchange of Shares pursuant to the Exchange Offer by a corporate stockholder is treated as a dividend, the corporate stockholder (other than an S corporation) may be entitled to claim the dividends-received deduction under Section 243 of the Code (generally 70%, but 80% under certain circumstances) with respect to the gross dividend, subject to applicable limitations. With respect to specific limitations on claiming the dividends-received deduction, corporate stockholders should consider the effect of Section 246(c) of the Code, which disallows the dividends-received deduction with respect to any dividend on any share of stock that is held for 45 days or less during the 90-day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend. For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer’s risk of loss with respect to the stock is diminished by reason of the existence of certain options or other hedging transactions. Additionally, corporate stockholders that have incurred indebtedness directly attributable to an investment in Shares should consider the effect of Section 246A of the Code which reduces the dividends-received deduction by a percentage generally computed based on the amount of such indebtedness and the stockholder’s total adjusted tax basis in the Shares.

In addition, any amount received by a corporate stockholder pursuant to the Exchange Offer that is treated as a dividend may constitute an “extraordinary dividend” under Section 1059 of the Code.

Accordingly, a corporate stockholder may be required under Section 1059(a) of the Code to reduce its adjusted tax basis (but not below zero) in its Shares by the non-taxed portion of the extraordinary dividend (i.e., the portion of the dividend for which a deduction is allowed), and, if such portion exceeds the stockholder’s adjusted tax basis in its Shares, to treat the excess as gain from the sale of such Shares in the year in which the dividend is received. These basis reductions and gain recognition rules would be applied by taking into account only the stockholder’s adjusted tax basis in the Shares that were exchanged, without regard to other Shares that the stockholder may continue to own.

CORPORATE STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE APPLICATION OF SECTIONS 243, 246(c) AND 1059 OF THE CODE TO THE EXCHANGE OFFER AND ANY DIVIDENDS WHICH MAY BE TREATED AS PAID WITH RESPECT TO SHARES EXCHANGED PURSUANT TO THE EXCHANGE OFFER.

Certain Federal Income Tax Consequences to Prospective United States Holders of Notes; Interest on the Notes—General

With respect to stockholders who exchange Shares for Notes in the Exchange Offer, stated interest on the Notes will be taxable as ordinary interest income at the time such amounts are accrued or received in accordance with the holder’s method of accounting for United States federal income tax purposes.

Depending upon a stockholder’s particular circumstances, the tax consequences of holding Notes may be less advantageous than the consequences of holding Shares because, for example, interest payments on the Notes will not be eligible for any dividends-received deduction that might otherwise be available to corporate stockholders, if dividends were issued with respect to the Shares.

Original Issue Discount on Notes

If the “stated redemption price at maturity” of the Notes exceeds the “issue price” of the Notes by more than a de minimis amount (0.25% of the “stated redemption price at maturity” multiplied by the number of years to maturity), the Notes will be treated as having original issue discount (“OID”) to the extent of such excess.

The “stated redemption price at maturity” of the Notes will equal the total of all payments under the Notes, other than payments of “qualified stated interest.” “Qualified stated interest” generally is stated interest that is unconditionally payable in cash or other property (other than an additional debt instrument of the issuer) at least annually at a single fixed rate. Stated interest on the Notes will be treated as “qualified stated interest” for this purpose.

The “issue price” of the Notes is defined generally above under the caption “Issue Price of Notes—Defined.”

Accordingly, depending upon the determination of the actual “issue price” of the Notes, the Notes may have significant OID.

Taxation of Original Issue Discount on Notes—General

If the Notes have OID, each holder of a Note will be required to include in gross income an amount equal to the sum of the “daily portions” of the OID for all days during the taxable year in which such holder holds or is deemed to hold the Note regardless of the holder’s method of accounting and even though the cash to which such income is attributable may not be received until the sale, redemption, or maturity of the Note. The daily portions of OID required to be included in a holder’s gross income in a taxable year will be determined under a constant yield method by allocating to each day during the taxable year in which the holder holds or is deemed to hold the Note a pro rata portion of the OID thereon which is attributable to the accrual period in which such day is included. The amount of the OID attributable to each accrual period will be the “adjusted issue price” of the Note at the beginning of such accrual period multiplied by the “yield to maturity” of the Note (properly adjusted for the length of the accrual period reduced by the stated interest allocable to the accrual period). The adjusted issue price of a Note at the beginning of an accrual period will be the original “issue price” of the Note plus the aggregate amount of OID that accrued in all prior accrual periods, less any cash payments on the Note other than payments of stated interest. The “yield to maturity” is the discount rate that, when used in computing the present value of all principal and interest payments to be made under the Notes, produces an amount equal to the “issue price” of the Notes.

The Company will cause to be furnished annually to the Internal Revenue Service and to record holders of the Notes information relating to the OID, if any, accruing during the calendar year.

Acquisition Premium

A debt instrument is considered “purchased” at an “acquisition premium” if its adjusted tax basis immediately after the purchase is (i) less than or equal to the sum of all amounts payable on the instrument after the purchase (other than payments of “qualified stated interest”) and (ii) greater than the instrument’s “issue price.” An exchange of Shares for Notes pursuant to the Exchange Offer will be considered a “purchase” of the Notes for this purpose. Thus, for example, a Note will be considered purchased at an “acquisition premium” if (a) the exchange of Shares for Notes is not treated as a “sale or exchange” of the Shares under the Section 302 Tests and (b) the fair market value of the Notes (and hence the adjusted tax basis) as of the date of the Exchange of the Shares exceeds the “issue price” of the Notes.

If a Note is purchased at an “acquisition premium,” the holder may, pursuant to Section 1272(a)(7) of the Code, reduce the amount of OID includable as gross income each day by a fraction (a) the numerator of which is the excess of (1) the adjusted basis of the Note immediately after its purchase over (2) the adjusted “issue price” of the Note, and (b) the denominator of which is the excess of (1) the sum all amounts payable on the Note (other than “qualified stated interest”) over (2) the adjusted “issue price” of the Note. But for such reduction in the amount of OID includable in gross income, the sum of the holder’s adjusted tax basis of the Notes (immediately after the Exchange) and the amount of OID would exceed the “stated redemption price at maturity” of the Notes.

Election

A United States Holder of a Note may elect to treat all interest that accrues on a Note as OID and calculate the amount includable in gross income under the constant yield method described above. See “Taxation of Original Issue Discount or Notes – General” above. For purposes of this election, interest includes stated interest, OID, de minimis OID, market discount, de minimis market discount, as adjusted (as relevant) for acquisition premium. The election is to be made for the taxable year in which the holder acquires the Note, and may not be revoked without the consent of the Internal Revenue Service.

BECAUSE THE RULES GOVERNING OID MAY REQUIRE HOLDERS OF NOTES TO PAY SIGNIFICANT FEDERAL INCOME TAXES ON INCOME IN ADVANCE OF RECEIPT OF THE CASH ATTRIBUTABLE TO SUCH INCOME, STOCKHOLDERS CONTEMPLATING AN EXCHANGE OF SHARES FOR NOTES PURSUANT TO THE EXCHANGE OFFER ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING OID, THE RELEVANCE OF ACQUISITION PREMIUM AND THE ADVANTAGES AND DISADVANTAGES OF ALL RELEVANT ELECTIONS.

Redemption or Sale of Notes

Generally, any redemption (including the payment of the principal on the Notes) or sale of the Notes by a holder will result in taxable gain or loss equal to the difference between the sum of the amount of cash and the fair market value of the other property received (except to the extent attributable to accrued but previously untaxed interest) and the holder’s adjusted tax basis in the Notes. A holder’s initial tax basis in the Notes will be increased by any OID with respect to the Notes included in the holder’s income prior to sale or redemption of the Notes and will be reduced by any cash payments other than payments of “qualified stated interest.”

Except to the extent attributable to accrued but previously untaxed interest, such gain or loss (if any) will generally be long-term capital gain or loss if the holder’s holding period for the Notes exceeds twelve months and if the Note is held as a capital asset by the holder.

Backup Withholding

United States Federal Income Tax Backup Withholding. Under the United States federal income tax backup withholding rules, 30% of the gross proceeds payable to a stockholder or other payee pursuant to the Exchange Offer must be withheld and remitted to the United States Internal Revenue Service (“IRS”), unless the stockholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Exchange Agent (as payor) and certifies under penalties of perjury that the number is correct or unless another exemption applies. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the stockholder otherwise establishes to the satisfaction of the Exchange Agent that the stockholder is not subject to backup withholding. If the Exchange Agent is not provided with the correct taxpayer identification number, a United States Holder may be subject to penalties imposed by the IRS. If withholding results in an overpayment of taxes, a refund may be obtained. Certain “exempt recipients” (including, among others, all corporations and certain Non-United States Holders) are not subject to these backup withholding and information reporting requirements. In order for a Non-United States Holder to qualify as an exempt recipient, that stockholder must submit the appropriate and applicable version of an IRS Form W-8, signed under penalties of perjury, attesting to that stockholder’s exempt status. These statements can be obtained from the Exchange Agent.

TO PREVENT UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 30% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES EXCHANGED PURSUANT TO THE OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM THE BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER’S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL. NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

Certain Federal Income Tax Consequences to Prospective Non-United States Holders of Notes

If the exchange of Shares for Notes by a Non-United States Holder in the Exchange Offer is characterized as a sale (as opposed to a dividend), the holder generally will not be subject to United States federal income tax and, therefore, may be entitled to a refund of the tax withheld by the Exchange Agent on any gain with respect to the exchange unless:

•
the gain is effectively connected with a trade or business of the Non-United States Holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such holder; or

•
in the case of a non-resident alien individual who holds the Shares as a capital asset, the individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Payment of Interest

The 30% United States federal withholding tax will not apply to any payment to a Non-United States Holder of interest (including OID) on a Note provided that:

•
such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the Company’s stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	such holder is not a controlled foreign corporation that is related to the Company through stock ownership;

•	such holder is not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code; and

•
(a) such holder provides its name and address, and certifies, under penalties of perjury, that such holder is not a United States person (which certification may be made on an Internal Revenue Service Form W-8BEN) or (b) a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business holds the Note on such holder’s behalf and certifies, under penalties of perjury, that it has received IRS Form W-8BEN from the holder or from another qualifying financial institution intermediary, and provides a copy of the IRS Form W-8BEN. If the Notes are held by or through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

If a Non-United States Holder cannot satisfy the requirements described above, payments of interest (including OID) will be subject to the 30% United States federal withholding tax, unless such holder provides the Company with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with such holder’s conduct of a trade or business in the United States.

If a Non-United States Holder is engaged in a trade or business in the United States and interest on a Note is effectively connected with the conduct of that trade or business, such holder will be required to pay United States federal income tax on that interest (including OID) on a net income basis (although exempt from the 30% withholding tax provided the certification requirement described above is met) in the same manner as if such holder were a United States person as defined under the Internal Revenue Code, except as otherwise provided by an applicable tax treaty. In addition, if such holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of the holder’s earnings and profits for the taxable year, subject to adjustments, that are effectively connected with such holder’s conduct of a trade or business in the United States. For this purpose, interest will be included in the earnings and profits of such foreign corporation.

Sale, Exchange or Other Taxable Disposition of Notes

Any gain realized upon the sale, exchange or other taxable disposition of a Note (except with respect to accrued and unpaid interest (including OID), which would be taxable as described above) generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with a Non-United States Holder’s conduct of a trade or business in the United States;

•	the Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	the Non-United States Holder is subject to Code provisions applicable to certain United States expatriates.

A holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the sale, except as otherwise required by an applicable tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A holder described in the second bullet point above will be subject to a 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States.

Information Reporting and Backup Withholding

The amount of interest paid to a Non-United States Holder on the Note and the amount of tax withheld, if any, will generally be reported to such holder and the IRS. A Non-United States Holder will generally not be subject to backup withholding with respect to payments that the Company makes to such holder provided that such holder has made appropriate certifications as to the holder’s foreign status, or such holder otherwise establish an exemption.

Non-United States Holders will generally not be subject to backup withholding or information reporting with respect to any payment of the proceeds of the sale of a Note effected outside the United States by a foreign office of a foreign “broker” (as defined in applicable Treasury Regulation), provided that such broker:

•	derives less than 50% of its gross income for certain periods from the conduct of a trade or business in the United States,
•	is not a controlled foreign corporation for United States federal income tax purposes, and
•
is not a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by United States persons or is engaged in the conduct of a United States trade or business.

Non-United States Holders will be subject to information reporting, but not backup withholding, with respect to any payment of the proceeds of a sale of a note effected outside the United States by a foreign office of any other broker unless such broker has documentary evidence in its records that such holder is not a United States person and certain other conditions are met, or such holder otherwise establishes an exemption. Non-United States Holders will be subject to backup withholding at a maximum rate of 30% and information reporting with respect to any payment of the proceeds of a sale of a Note effected by the United States office of a broker unless such holder properly certifies under penalties of perjury as to such holder’s foreign status and certain other conditions are met or such holder otherwise establishes an exemption.

Currently applicable Treasury Regulations establish reliance standards with regard to the certification requirements described above.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-United States Holder’s United States federal income tax liability provided the required information is properly furnished to the IRS on a timely basis.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN LAWS.

Tax Consequences to Company

The Company will recognize no gain or loss in connection with the acquisition of Shares in exchange for Notes.